Exhibit 10.4
Execution Copy

PURCHASE AND SALE AGREEMENT

by and between

213 W INSTITUTE OWNER LLC, a Delaware limited liability company, and
218-224 W CHICAGO OWNER LLC, a Delaware limited liability company, together, as Seller

and

KBSGI 213 WEST INSTITUTE PLACE, LLC, a Delaware limited liability company, as Buyer

213 W. Institute Place and 218-224 W. Chicago Avenue,
Chicago, IL

Effective Date: August 29, 2017

NOTE: THE SUBMISSION OF THIS PURCHASE AND SALE AGREEMENT FOR REVIEW, COMMENT AND/OR EXECUTION BY BUYER SHALL NOT BE DEEMED AN OFFER BY SELLER TO SELL THE PROPERTY NOR SHALL THIS AGREEMENT BE BINDING UPON SELLER UNTIL IT IS EXECUTED BY SELLER AND AN ORIGINAL EXECUTED COUNTERPART THEREOF IS DELIVERED TO BUYER.

Exhibit A-1        Legal Description of 213 W Institute Property
Exhibit A-2        Legal Description of 218-224 W Chicago Property
Exhibit B        List of Contracts
Exhibit C        Escrow Provisions
Exhibit D        Form of Deed
Exhibit E        Form of Bill of Sale
Exhibit F        Form of Assignment of Leases and Intangible Property
Exhibit G        Form of Notice to Tenants
Exhibit H        Form of FIRPTA Affidavit
Exhibit I        Form of Title Affidavit
Exhibit J        Form of Tenant Estoppel Certificate
Exhibit K        Due Diligence Deliveries
Exhibit L        List of Leases
Exhibit M        Exceptions to Seller’s Warranties
Exhibit N        Leasing Expense Credits to Buyer
Exhibit O        Purchase Price Allocation
Exhibit P        Documents Required for 3-14 Audit
Exhibit Q        Form of Escrow Holdback
Exhibit R        Form of Indemnity Agreement
Exhibit S        Outstanding Violations

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made to be effective as of August 29, 2017 (the “Effective Date”) by and among 213 W INSTITUTE OWNER LLC, a Delaware limited liability company (“Institute Owner”) and 218-224 W CHICAGO OWNER LLC, a Delaware limited liability company (“Chicago Owner” and, collectively with Institute Owner, “Seller”) and KBSGI 213 WEST INSTITUTE PLACE, LLC, a Delaware limited liability company (together with its successors and permitted assigns, collectively, “Buyer”).
W I T N E S S E T H:
In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:
ARTICLE I - CERTAIN DEFINITIONS
In addition to terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:
“213 W Institute Real Property” means Institute Owner’s fee interest in the real estate legally described in Exhibit A-1 attached hereto, together with all improvements and fixtures located thereon and owned by Institute Owner as of the Closing and any rights, privileges, easements, rights of way and appurtenances benefitting the foregoing real estate and improvements.
“218-224 W Chicago Real Property” means Chicago Owner’s fee interest in the real estate legally described in Exhibit A-2 attached hereto, together with all improvements and fixtures located thereon and owned by Chicago Owner as of the Closing and any rights, privileges, easements, rights of way and appurtenances benefitting the foregoing real estate and improvements.
“Access Agreement” shall have the meaning set forth in Section 4.1.
“Agreement” shall have the meaning set forth in the introductory paragraph.
“Apportionment Time” shall have the meaning set forth in Section 5.1.1.
“Approved Estoppels” shall have the meaning set forth in Section 8.7(a).
“Assignee” shall have the meaning set forth in the introductory paragraph.
“Assignment” shall have the meaning set forth in the introductory paragraph.
“Assignment Agreement” shall have the meaning set forth in Section 6.2(c).
“Bulk Sales Provisions” shall have the meaning set forth in Section 6.2(n).

“Business Day” shall mean any day other than Saturday, Sunday, any Federal holiday, or any holiday in the State of Illinois. If any period expires or action is to be taken on a day which is not a Business Day, the time frame for the same shall be extended until the next Business Day.
“Buyer” shall have the meaning set forth in the introductory paragraph.
“Buyer’s 3-14 Audit” shall have the meaning set forth in Section 4.1.
“Buyer’s Closing Statement” shall have the meaning set forth in Section 6.3(f).
“Buyer’s Representatives” shall mean, subject to the terms of this definition below, Buyer and any officers, directors, employees, agents, consultants, lenders, investors, representatives and attorneys of Buyer or any direct or indirect owner of any beneficial interest in Buyer if the same conduct Due Diligence on any component of the Property or are otherwise involved in the Transaction.
“Buyer’s Warranties” shall mean Buyer’s representations and warranties set forth in Section 7.1, as such representations and warranties may be deemed modified or waived by Buyer pursuant to the terms of this Agreement.
“Casualty/Condemnation Proceeds” shall have the meaning set forth in Section 10.2.
“Chicago Owner” shall have the meaning set forth in the introductory paragraph.
“Closing” shall mean the closing of the Transaction.
“Closing Date” shall mean the day that the Transaction closes, which shall not be later than the Scheduled Closing Date.
“Closing Documents” shall mean all documents executed and delivered by Buyer or Seller as required by Section 6.2 and Section 6.3 or as otherwise executed and delivered by Buyer or Seller as part of the Closing.
“Contracts” shall mean all service, supply, maintenance and utility agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and/or the Personal Property entered into by or on behalf of Seller on or before the Effective Date which remain in effect on the Effective Date (including, without limitation, any of the foregoing relating to the construction of tenant improvements) listed on Exhibit B attached hereto, together with any additional contracts, equipment leases and agreements and any modifications of any of the foregoing that are entered into in accordance with the terms of Section 8.1 (including, without limitation, any Permitted Contracts in effect on the Closing Date), excluding, however, any Contracts terminated pursuant to the terms of this Agreement and the Leases.
“Deed” shall have the meaning set forth in Section 6.2(a).

“Deposit” shall mean the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00), if paid, in accordance with the terms of Section 2.1 hereof, together with all interest thereon.
“Documents” shall mean the documents and materials with respect to the Seller and/or the Property or any portion thereof that any of the Seller Parties or Seller’s Broker delivers or makes available to any Buyer Representative prior to Closing or which are otherwise obtained by or are or were at any time in the possession of any Buyer Representative prior to Closing, including, without limitation, the Title Documents, the Title Commitment, Seller’s Title Policy, the Existing Survey, the Survey, any documents relating to the Property and the Property Documents.
“DOR” shall have the meaning set forth in Section 6.2(n).
“Due Diligence” shall mean any examinations, inspections, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Documents, and any other information and documents regarding the Property, including, without limitation, Buyer’s review and approval, in its sole and absolute discretion, of all title matters, applicable land use and zoning Laws and regulations, the physical and environmental condition of the Property, leases and contracts affecting the Property, the economic status of the Property, the availability of financing, market conditions, and such other matters related to the Property as Buyer may in its sole and absolute discretion elect to examine and investigate in connection with the Transaction.
“Due Diligence Period” shall mean the period commencing prior to the execution of this Agreement and expiring upon the Effective Date.
“Effective Date” shall have the meaning set forth in the introductory paragraph.
“Elevator Work” shall have the meaning set forth in Section 6.4(e).
“Environmental Liability” shall have the meaning set forth in Section 4.2.2.
“Escrow Agent” shall mean Commonwealth Land Title Insurance Company, 4100 Newport Place Drive, Suite 120, Newport Beach, California 92660, Attention: Joy Eaton; Telephone: (949) 724-3145; Facsimile: (949) 271-5762; E-mail: joyeaton@cltic.com.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Existing Survey” means, collectively, (i) “ALTA/ACSM Land Title Survey, 213 West Institute Place, Chicago, Illinois” dated January 28, 2015, prepared by Bock & Clark National Surveyors, and (ii) “ALTA/ACSM Land Title Survey, 218 W. Chicago Avenue, Chicago, Illinois” dated May 18, 2015, prepared by Gremley & Biedermann.
“Indemnitor” means, jointly and severally, Alcion Real Estate Partners Master Fund III, L.P. and Alcion Real Estate Partners Strategic Parallel Fund III, L.P.
“Independent Contract Consideration” shall have the meaning set forth in Section 2.4.

“Institute Owner” shall have the meaning set forth in the introductory paragraph.
“Intangible Property” shall mean the “Intangible Property” as defined in the Assignment Agreement attached hereto as Exhibit F.
“Laws” shall mean all municipal, county, State or Federal statutes, codes, ordinances, laws, rules or regulations, including, but not limited to, any environmental laws.
“Lease Expenses” shall mean, collectively, (i) leasing commission expenses, (ii) tenant improvement and landlord work expenses (either completed or to be completed), (iii) moving allowances, and (iv) free and reduced rent.
“Leases” shall mean the leases for tenants of the Real Property described on Exhibit L attached hereto (together with all new leases and modifications to leases, if any, entered after the Effective Date in accordance with Section 8.1), and all guaranties ensuring performance of the obligations under the Leases, together with all prepaid rent, damage, escrow and security deposits under the Leases, but excluding any such Lease which is not in effect at Closing.
“Liabilities” shall mean, collectively, any and all conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever, but expressly excluding speculative, consequential and punitive damages or claims for loss of profits.
“Major Casualty/Condemnation” shall have the meaning set forth in Section 10.1.
“Minimum Estoppel Threshold” shall have the meaning set forth in Section 6.4(c).
“Non-Terminable Contracts” means (a) all Permitted Contracts; and (b) the other Contracts marked on Exhibit B as Non-Terminable Contracts.
“Permitted Contracts” shall have the meaning set forth in Section 8.1(a).
“Permitted Exceptions” shall mean and include all of the following, subject to the rights of Buyer to object to title and survey matters pursuant to Article III: (a) applicable zoning, building and land use Laws, (b) such state of facts as would be disclosed by a physical inspection of the Property, (c) the lien of taxes, assessments and other governmental charges or fees not yet due and payable, (d) any exceptions caused by any Buyer’s Representative, (e) the rights of the tenants under the Leases as a tenant only, and (f) any matters deemed to constitute additional Permitted Exceptions under Section 3.1. For the avoidance of doubt, Permitted Exceptions shall not include any (i) Required Removal Exception, (ii) matters of record created by Seller in violation of Section 8.1, or (iii) any mechanics’ liens or exception for mechanics’ liens (so long as Buyer provides Seller with notice of any that appear on the Title Commitment or any update to the Title Commitment pursuant to the terms of Section 3.1), except and only to the extent Buyer either (x) receives a credit at Closing or (y) is responsible for such underlying amounts pursuant to Section 5.2.4 of this Agreement for any in process tenant improvement work that causes the Title Company to take exception for the same in the Title Policy. Notwithstanding any provision to the contrary contained in this Agreement or any of the Closing Documents, any or all of the Permitted Exceptions may be omitted by Seller in the Deed without giving rise to any liability of Seller, irrespective of any covenant or warranty of Seller that may be contained in the Deed (which provisions shall survive the Closing and not be merged therein).
“Personal Property” shall mean the “Personal Property” as defined in the Bill of Sale attached hereto as Exhibit E.
“Pre-Closing Leasing Expenses” shall have the meaning set forth in Section 5.2.4(a).
“Prepared Estoppels” shall have the meaning set forth in Section 8.7(a).
“Press Release” shall have the meaning set forth in Section 8.5.
“Proceedings” shall have the meaning set forth in Section 11.4.
“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, (c) the Leases, and (d) the Intangible Property.
“Property Documents” shall mean, collectively, (a) the Leases, (b) the Contracts, and (c) any other documents or instruments which constitute, evidence or otherwise create any portion of the Property or are used by Seller in connection with the operation thereof, including specifically, tenant correspondence files and records of tenant payables with respect to current tenants.
“Protected Information” shall mean any books, records or files (whether in a printed or electronic format) that consist of or contain any of the following: Seller’s organizational documents or files or records relating thereto; appraisals; budgets; strategic plans for the Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller, Seller’s Property Manager or any direct or indirect owner of any beneficial interest in Seller which such party reasonably deems proprietary or privileged.
“Purchase Price” shall have the meaning set forth in the lead in paragraph of Article II.
“Remove” with respect to any exception to title shall mean that Seller causes the Title Company to remove of record and release from the Property, remove as an exception in the Title Policy (as opposed to merely “insuring over” the exception), or, to the extent such exception relates to a monetary obligation of no more than $100,000 in the aggregate, affirmatively insure over the same and provide a future coverage endorsement with respect to such affirmative insurance, without any additional cost to Buyer or any subsequent successor in title, whether such removal or affirmative insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

“Rents” shall mean all base rents, percentage rents, additional rent, rent concessions, license fees and any tax and operating expense reimbursements and escalations and common area maintenance or “CAM” charges due from the tenants of the Property under the Leases and/or their guarantors or sureties under the Leases.
“Real Property” shall mean collectively, the 213 W Institute Real Property and the 218-224 W Chicago Real Property.
“Reproration Adjustment Period” shall mean the period commencing upon the Closing Date and ending on May 31, 2018.
“Required Removal Exceptions” shall mean, collectively, (a) liens evidencing any mortgage loan encumbering the Property, (b) liens evidencing monetary and financing encumbrances (other than liens for non-delinquent real estate taxes or assessments) that were voluntarily created and caused by Seller’s acts, (c) mechanic’s liens relating to any landlord work under the leases or other construction work undertaken by or on behalf of Seller for which, and only to the extent, Buyer does not receive a credit at Closing, (d) other liens or encumbrances created as a result of the intentional acts or omissions of Seller from and after the date of this Agreement in violation of the terms of this Agreement; and (e) any exception to title that Seller has specifically agreed in writing to Remove pursuant to the terms of Section 3.1(c).
“Required Tenants” means tenants occupying and leasing at least seventy-five percent (75%) of the net rentable area of the Property, including the following tenants: (i) HQ Beercade, (ii) Cushing and Co, (iii) Haute Living, (iv) Digital Bootcamp, (v) Chicago Portfolio School, (vi) Codingdojo, (vii) Supernova Lending, and (viii) Quorn Foods.
“Scheduled Closing Date” shall mean October 16, 2017, as the same may be extended pursuant to the express terms of this Agreement.
“Seller” shall have the meaning set forth in the introductory paragraph.
“Seller Parties” shall mean and include, collectively, (a) Seller; (b) Seller’s Property Manager; (c) any direct or indirect owner of any beneficial interest in Seller; and (d) any officer, director, or employee of Seller, Seller’s Property Manager, or of any direct or indirect owner of any beneficial interest in Seller.
“Seller’s Broker” shall mean CBRE, Inc.
“Seller’s Closing Statement” shall have the meaning set forth in Section 6.2(k).
“Seller’s Knowledge” or words of similar import shall refer only to the current actual knowledge of Jeb Scherb and Ben Nummy (collectively, the “Designated Representatives”) and shall not be construed to impose upon any Designated Representative any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the materials delivered or made available to Buyer’s Representatives or the contents of files maintained by any Designated Representative. There shall be no personal liability on the part of any Designated Representative arising out of any of the Seller’s Warranties.

“Seller’s Liability Cap” shall mean Six Hundred Fifty-Two Thousand Five Hundred Dollars ($652,500).
“Seller’s Liability Materiality Threshold” shall mean Twenty-Five Thousand Dollars ($25,000).
“Seller’s Property Manager” shall mean Ameritus LLC or any replacement manager selected by Seller.
“Seller’s Title Policy” means, collectively, (i) that certain ALTA Owner’s Policy of Title Insurance No. 4478-1-N01140569-2015 issued to Institute Owner by Chicago Title Insurance Company in connection with the 213 W Institute Real Property, and (ii) that certain ALTA Owner’s Policy of Title Insurance No. 1401-008977809-D2 issued to Chicago Owner by Chicago Title Insurance Company in connection with the 218-224 W Chicago Real Property.
“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 7.2 and the Closing Documents executed by Seller for the benefit of Buyer, as such representations and warranties may be deemed modified or waived by Buyer pursuant to the terms of this Agreement.
“Seller’s Warranty Survival Period” shall have the meaning set forth in Section 7.3.3.
“SNDAs” shall have the meaning set forth in Section 8.7(b).
“Survey” shall have the meaning set forth in Section 3.1(a).
“Tax Certiorari Proceeding” shall have the meaning set forth in Section 8.4.
“Tenant Estoppel Deadline” shall have the meaning set forth in Section 6.4(c).
“Terminable Contracts” means each of the Contracts other than the Non-Terminable Contracts.
“Title Commitment” shall mean the commitment to issue an owner’s policy of title insurance with respect to the Property issued by the Title Company to Buyer.
“Title Company” shall mean Commonwealth Land Title Insurance Company, 888 S. Figueroa Street, Suite 2100, Los Angeles, California 90017, Title Coordinator: Amy Musselman; Telephone: (213) 330-3041; Facsimile: (213) 330-3085; E-mail: asmusselman@cltic.com.
“Title Documents” means all documents referred to on Schedule B II of the Title Commitment.
“Title Policy” shall have the meaning set forth in Section 6.4(b).
“Transaction” shall mean the transaction contemplated by this Agreement.

ARTICLE II - SALE OF PROPERTY
Subject to the terms of this Agreement and the Closing Documents, Seller agrees to sell and Buyer agrees to purchase all of Seller’s right, title and interest in and to the Property. In no event shall Buyer have any right to purchase less than all of the Property, and the purchase and sale of all of the Property shall be simultaneous.
In consideration therefor, Buyer shall pay to Seller Forty-Three Million Five Hundred Thousand Dollars ($43,500,000.00) (the “Purchase Price”). The Purchase Price shall be allocated between the Property in accordance with the schedule attached hereto as Exhibit O and made a part hereof. The Purchase Price shall be paid as follows:
Section 2.1    Payment of Deposit. On or before 5 p.m. Central time on the date which is two (2) Business Days following the Effective Date, and as a condition precedent to the effectiveness of this Agreement, Buyer shall pay the Deposit to Escrow Agent in immediately available funds.
Section 2.2    Applicable Terms; Failure to Make Deposit. Except as expressly otherwise set forth herein, the Deposit shall be applied against the Purchase Price at the Closing and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Exhibit C. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the Deposit as provided herein, this Agreement shall automatically terminate and be of no further force or effect except for those provisions which expressly survive the termination of this Agreement.
Section 2.3    Cash at Closing. On the Scheduled Closing Date, Buyer shall (a) deposit into escrow with the Escrow Agent an amount equal to the balance of the Purchase Price in immediately available funds as more particularly set forth in Section 6.1, as prorated and adjusted as set forth in Article V, Section 6.1, or as otherwise provided under this Agreement, and (b) authorize and direct the Escrow Agent to simultaneously pay the Deposit into such escrow.
Section 2.4    Independent Contract Consideration. Contemporaneously with the deposit of the Deposit, Buyer shall deliver to Escrow Agent the amount of $100.00 (the “Independent Contract Consideration”), which amount the parties bargained for and agreed to as consideration for the Seller’s grant to Buyer of Buyer’s right to purchase the Property pursuant to the terms hereof and for Seller’s execution, delivery and performance of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable under any circumstances and will be retained by Seller notwithstanding any other provisions of this Agreement. Escrow Agent shall disburse the Independent Contract Consideration to Seller at the Closing or earlier termination of this Agreement.
ARTICLE III - TITLE MATTERS
Section 3.1    Title Defects.
(a)    Seller has delivered to Buyer (x) Seller’s Title Policy and (y) the Existing Survey. Buyer shall obtain the Title Commitment and copies of all of the Title Documents, if available, and promptly provide a copy of such Title Commitment to Seller. During the Due Diligence Period, Buyer may also obtain an update of the

Existing Survey (the “Survey”). Prior to the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that appear on the Title Commitment, the Survey, and any updates thereto (whether or not such matters constitute Permitted Exceptions). After the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions and that (i) first appear on any update to the Title Commitment or Survey issued after the expiration of the Due Diligence Period, and (ii) are not the result of any act or omission by any Buyer’s Representative. Any such objection must be made by Buyer within three (3) Business Days after such updated Title Commitment or Survey is received by Buyer (but, in any event, prior to the Scheduled Closing Date) in order to be effective. Unless Buyer is entitled to and timely objects to such title matters, all such title matters shall be deemed to constitute additional Permitted Exceptions.
(b)    If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, prior to or concurrently with the Closing, Remove all Required Removal Exceptions at Seller’s sole cost and expense. If Seller is unable to Remove any Required Removal Exceptions, Buyer shall at Closing elect as its sole and exclusive remedy to either (i) exercise Buyer’s rights under Section 9.2, or (ii) accept such exceptions to title and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. Seller may use any portion of the Purchase Price to Remove or cause to be Removed any Required Removal Exception. Regardless of whether Buyer expressly objects to any Required Removal Exceptions in writing as set forth in this Section 3.1.
(c)    With respect to any title objections that are not Required Removal Exceptions, Seller may elect to Remove or to cause to be Removed any such exceptions to title and Seller may notify Buyer in writing within five (5) Business Days (but, in any event, prior to the Scheduled Closing Date) whether Seller elects to Remove the same. Failure of Seller to respond in writing within such period shall be deemed an election by Seller not to Remove Buyer’s title objections. If Seller elects or is deemed to have elected not to Remove one or more of Buyer’s title objections (other than Required Removal Exceptions), then, within five (5) Business Days after Seller’s election or deemed election (but, in any event, prior to the Scheduled Closing Date), Buyer may elect in writing to either (i) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (ii) waive such title objections and proceed to Closing without any reduction of or credit against the Purchase Price. Failure of Buyer to respond in writing within such period shall be deemed an election by Buyer to waive such title objections and proceed to Closing. Any such title objection so waived (or deemed waived) by Buyer shall constitute a Permitted Exception, and Closing shall occur as herein provided without any reduction of or credit against the Purchase Price on account of such title objection.
(d)    Seller shall be entitled to one or more extensions of the Scheduled Closing Date (not to exceed thirty (30) days in the aggregate) for the purpose of the Removal of any exceptions to title. Seller shall have the right to replace the Title Company with another nationally recognized title insurance company satisfactory to

Buyer in its sole, but good faith, discretion if the Title Company fails or refuses to Remove any exceptions to title that Seller elects or is required to Remove.
ARTICLE IV - BUYER'S DUE DILIGENCE/AS-IS SALE
Section 4.1    Buyer’s Due Diligence. All due diligence performed by Buyer’s Representatives shall be performed in accordance with and subject to the terms of that certain Confidentiality and Property Access Agreement dated as of July 28, 2017 (the “Access Agreement”), by and between Seller and Buyer, which agreement is hereby incorporated herein. Seller and Buyer hereby ratify and confirm their respective obligations under the Access Agreement. In order to assist Buyer’s due diligence review, Seller has made, will make, or will cause to be made available to Buyer, the documents described on Exhibit K attached hereto, to the extent in existence and in Seller’s possession. Buyer has informed Seller that Buyer is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14” Audit (“Buyer’s 3-14 Audit”). In connection with the performance of Buyer’s 3-14 Audit, Seller shall during the Due Diligence Period and while this Agreement is in effect reasonably cooperate (at no cost, expense or liability of any kind to Seller) with Buyer and Buyer’s auditor in the conduct of Buyer’s 3-14 Audit. Without limiting the foregoing, during the Due Diligence Period and while this Agreement is in effect (a) Buyer or its designated independent or other auditor may audit the operating statements of the Property, at Buyer’s expense and (b) upon Buyer’s reasonable prior written request, Seller shall allow Buyer’s auditors reasonable access during normal business hours, on a date to be reasonably agreed upon by Buyer and Seller, to such books and records maintained by Seller in respect to the Property as necessary to conduct Buyer’s 3-14 Audit as listed on Exhibit P attached hereto; provided, however, that, to the extent that such reasonably requested book and records or other information required for Buyer’s 3-14 Audit can reasonably be e-mailed to Buyer or uploaded to the existing data site for this transaction, Seller shall provide the same to Buyer by e-mail or through the data site. Buyer acknowledges that all such information shall be provided to Buyer on an “AS IS” basis, and Seller shall not have any liability or obligation in connection with any information obtained in connection with any audit, and Buyer hereby waives any and all rights in connection with the same. To the extent any provisions of the Access Agreement conflict with the provisions of this Agreement, the provisions of this Agreement shall control. Buyer hereby acknowledges that the Due Diligence Period has expired and that it does not have any right to terminate this Agreement except as expressly provided for in this Agreement (including, without limitation, Sections 6.4, 6.6, 9.2 and 10.1). Buyer and Seller each acknowledge and agree that any access to the Property or Due Diligence conducted by Buyer after the expiration of the Due Diligence Period shall not provide Buyer with the right to terminate this Agreement or to receive a refund of the Deposit; provided however, nothing herein shall impair the right of Buyer to terminate this Agreement as elsewhere expressly provided in this Agreement.
Section 4.2    As-Is Provisions.
4.2.1    As-Is Sale. Buyer acknowledges and agrees that:
(a)    Buyer has or will have conducted during the Due Diligence Period, or waive its right to conduct, such Due Diligence as Buyer has deemed or shall deem necessary or appropriate.

(b)    The Property shall be sold, and Buyer shall accept possession of the Property as of the Closing, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price, except as expressly set forth to the contrary in this Agreement and the Closing Documents.
(c)    Except for Seller’s Warranties, none of the Seller Parties nor Seller’s Broker shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the materials delivered or made available to Buyer’s Representatives, including, but not limited to, the accuracy and completeness thereof, or the results of Buyer’s Due Diligence.
(d)    Buyer has had, or shall have had prior to the expiration of the Due Diligence Period, the opportunity to independently confirm to its satisfaction all information that it considers material to its purchase of the Property and the Transaction.
4.2.2    Release. By accepting the Deed and closing the Transaction, Buyer, on behalf of itself and its successors and assigns, shall thereby be deemed to have released each of the Seller Parties from, and waived any and all Liabilities against each of the Seller Parties for, attributable to, or in connection with the Property, whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which arise or occur before, on or after the Closing, including, without limitation, the following: (a) except for Seller’s Warranties, any and all statements or opinions heretofore or hereafter made, or information furnished, by any Seller Parties or Seller’s Broker to any Buyer’s Representatives; and (b) any and all Liabilities with respect to the structural, physical, or environmental condition of the Property, including, without limitation, all Liabilities relating to the release, presence, discovery or removal of any hazardous or regulated substance, chemical, waste or material that may be located in, at, about or under the Property, or connected with or arising out of any and all claims or causes of action based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as may be further amended from time to time), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., or any related claims or causes of action (collectively, “Environmental Liabilities”); and (c) any implied or statutory warranties or guaranties of fitness, merchantability or any other statutory or implied warranty or guaranty of any kind or nature regarding or relating to any portion of the Property. For the avoidance of doubt, no Buyer’s Representative shall look to any Seller Party in connection with any of the foregoing for any redress or relief. This release shall be given full force and effect according to each of its expressed terms and provisions, including, without limitation, those related to unknown or unsuspected claims, damages or causes of action. Notwithstanding the foregoing, the foregoing release and waiver is not intended and shall not be construed as affecting or impairing any rights or remedies that Buyer may have against Seller with respect to (i) a breach of any of Seller’s Warranties, (ii) any of the obligations of Seller under this Agreement that expressly survive the Closing, or (iii) any acts constituting fraud by Seller.

4.2.3    Property Conveyed Subject To. By accepting the Deed and closing the Transaction, Buyer acknowledges and agrees that it is accepting the Deed and purchasing the Property subject to the following: (a) any and all Liabilities attributable to the Property to the extent that the same arise or accrue on or after the Closing and are attributable to events or circumstances which arise or occur on or after the Closing; and (b) any and all Liabilities with respect to the structural, physical or environmental condition of the Property, whether such Liabilities are latent or patent, whether the same arise or accrue before, on or after the Closing, and whether the same are attributable to events or circumstances which may arise or occur before, on or after the Closing, including, without limitation, all Environmental Liabilities; and (c) any and all Liabilities with respect to which Buyer receives a credit at Closing, but only to the extent of such credit. Buyer acknowledges and agrees that the Liabilities referenced in each of the foregoing clauses are intended to be independent of one another, so Buyer shall accept the Deed and purchase the Property subject to each of the Liabilities described in each of the clauses even though some of those Liabilities may be read to be excluded by another clause. Notwithstanding the foregoing, the foregoing provision is not intended to and shall not be construed as affecting or impairing any rights or remedies that Buyer may have against Seller with respect to a breach of any of Seller’s Warranties.
4.2.4    Reaffirmation and Survival. The provisions of this Section 4.2 shall be deemed reaffirmed by Buyer by acceptance of the Deed and shall survive Closing.
Section 4.3    Limitation on Seller’s Liability.
4.3.1    Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or the Closing Documents, the maximum aggregate liability of the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property under this Agreement, and under all Closing Documents (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer) shall not exceed Seller’s Liability Cap, is subject to Seller’s Warranty Survival Period and Seller’s Liability Materiality Threshold. Notwithstanding the foregoing, Seller’s Liability Cap shall not be applicable to any amounts owed pursuant to Article V or Seller’s indemnity obligations under Section 8.3.
4.3.2    Survival. The provisions of this Section 4.3 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.
ARTICLE V - ADJUSTMENTS AND PRORATIONS
Section 5.1    Proration of Income.
5.1.1    Rents. All collected Rents and any other income from Property operations, including parking revenue and any license fees, shall be prorated (based on the periods to which they relate and are applicable, and regardless of when payable) between Seller and Buyer as of 12:01 a.m. on the Closing Date (the “Apportionment Time”). Rents or other income from Property operations not collected as of the Closing Date shall not be prorated at the time of Closing. Percentage rent due from any tenant shall be prorated as herein provided at such time as Buyer collects the same in accordance with Section 5.1.2.
5.1.2    Post-Closing Collections. For the period commencing upon the Closing Date and ending on May 31, 2018, Buyer shall use commercially reasonable efforts (by rendering regular invoices only) to collect any Rents and other income from Property operations not collected as of the Closing on Seller’s behalf and to tender the same to Seller promptly upon receipt; provided, however, that all Rents collected by Buyer or Seller on or after the Closing Date shall first be applied to all amounts due under the applicable Lease at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller to the extent of amounts delinquent and due Seller. Notwithstanding the foregoing, Buyer shall not be required to institute any legal or collection proceedings to collect any delinquent Rents. Following the Closing, Seller will retain ownership rights relating to any such delinquent amounts owed by any tenant under the Leases or other party for sums due with respect to periods prior to the Closing, and if Buyer has not collected with same within ninety (90) days after the Closing, Seller shall be entitled to pursue claims against any tenant under the Leases for sums due with respect to periods prior to the Closing Date; provided, however, with respect to any legal proceedings against any tenant under a Lease, Seller (a) shall be required to notify Buyer in writing of its intention to pursue such legal proceedings; (b) shall only be permitted to pursue any legal proceedings after the date which is six (6) months after the Closing; and (c) shall not be permitted to pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of such tenant’s Lease. Any Rents received by Seller after the Closing shall be promptly remitted to Buyer for distribution accordance with the provisions hereof.
5.1.3    Cash Security Deposits. At Closing, Seller shall give Buyer a credit in the aggregate amount of all cash security deposits then required to be held by Seller under the Leases. Unless and until this Agreement is terminated, Seller shall not apply any security deposits reflected in the rent roll delivered by Seller to Buyer prior to the Effective Date of this Agreement to any obligations under the Leases.
Section 5.2    Proration of Taxes and Other Property Expenses.
5.2.1    Real Estate and Personal Property Taxes. Subject to Section 8.4, all real estate, personal property, ad valorem taxes and special assessments, and any vault charges, payable during the calendar year in which the Closing occurs (regardless of the fiscal year, tax year or other period to which such taxes or charges may be attributable), will be prorated between Seller and Buyer as of the Apportionment Time on the basis of actual bills therefor, if available, which proration shall be made on a cash basis. For example, if the Closing occurs on or before December 31, 2017, the 2016 taxes, which are payable in calendar year 2017, shall be prorated as of the Apportionment Time and the 2017 taxes, which are payable in calendar year 2018, will not be prorated at Closing and Buyer shall be solely responsible for the payment of the same. If the actual taxes payable in the calendar year in which the Closing occurs have not been established as of the Closing, then Seller and Buyer shall prorate taxes based on the most recent available proposed assessed value, tax rate and equalization factor with such proration to be recalculated and reconciled in cash between Seller and Buyer promptly after presentation of written evidence that the actual taxes payable in the calendar year in which the Closing occurs differ from the amounts used for proration purposes at Closing. In no event shall Seller be charged with or be responsible for any increase in the 2016 taxes (taxes payable in calendar year 2017) for the Property resulting from the sale of the Property contemplated by this Agreement. Buyer agrees that it shall be solely responsible for paying all such taxes, charges and assessments due on account of any period from and after the Closing Date. Subject to Section 8.4, any and all rebates or reductions in taxes received subsequent to Closing payable for the calendar year in which Closing occurs, net of costs of obtaining the same (including without limitation reasonable attorneys’ fees) and net of any amounts due to tenants, shall be prorated as of the Apportionment Time, when received.
5.2.2    Insurance. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage with respect to the Property and Buyer will obtain its own insurance coverage.
5.2.3    Contracts and Other Property Operating Expenses. All charges and payments under the Contracts assigned to, and assumed by, Buyer hereunder and operating expenses for the Property payable by Seller shall be prorated as of the Apportionment Time. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within thirty (30) days following the date that actual consumption for such pre-closing period is determined. Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property. Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 a.m. on the Closing Date.
5.2.4    Lease Expenses.
(a)    At Closing, Buyer shall receive a credit on the Buyer’s Closing Statement for all unsatisfied Lease Expenses, including but not limited to those Lease Expenses set forth on Exhibit N, which were incurred, or are to be incurred, in connection with any and all Leases executed, modified or extended by Seller prior to the Effective Date, or in the case of free or reduced rent, a credit for amounts for the periods attributable from and after the Closing Date (collectively, the “Pre-Closing Leasing Expenses”). Seller shall remain responsible for satisfying any Pre-Closing Leasing Expenses which were not credited, but which were supposed to be credited, to Buyer at Closing, provided that Buyer provides written notice to Seller of such Pre-Closing Lease Expense prior to the expiration of the Reproration Adjustment Period. Notwithstanding the foregoing to the contrary, (i) Seller shall not credit to Buyer, and Buyer shall be and remain responsible for, any Lease Expenses due and owing with respect to the Loan Depot Lease; and (ii) Buyer and Seller shall equally share any Lease Expenses due and owing with respect to the HPZS Lease (the “HPZS Lease Costs”), Seller shall credit to Buyer fifty percent (50%) of HPZS Lease Costs, and Buyer shall be responsible for the HPZS Lease Costs. The parties acknowledge that the amount of the HPZS Lease Costs listed on Exhibit N is an estimate that is subject to adjustment at Closing.

(b)    At Closing, Seller shall receive a credit on the Seller’s Closing Statement for all Lease Expenses paid or incurred by or on behalf of Seller prior to Closing arising out of or in connection with any new Lease or modification of any Lease entered into between the Effective Date and the Closing in accordance with Section 8.1, but only to the extent that the amounts of such Lease Expenses were disclosed to Buyer in writing in the new Lease or modification at the time of the approval (or deemed approval) of Buyer of such new Lease or modification.
(c)    At Closing, Buyer shall assume Seller’s obligations to pay, when due (whether on a stated due date or accelerated) Lease Expenses unpaid as of the Closing, but only to the extent (i) such Lease Expenses are in connection with the Loan Depot Lease and the HPZS Lease, or (ii) are Lease Expenses listed on Exhibit N for which Buyer received a credit at Closing pursuant to Section 5.2.4(a).
Section 5.3    Closing Costs. Closing costs shall be allocated between Buyer and Seller as follows:
(a)    Buyer shall pay the following closing costs: (i) the cost of preparation of the Survey, (ii) City of Chicago transfer taxes in the amount of $7.50/$1,000.00 of the Purchase Price, (iii) one-half of escrow or closing charges charged by the Escrow Agent, (iv) the commission due any broker representing Buyer, (v) all fees due Buyer’s attorneys and all costs of Buyer’s Due Diligence (including, without limitation, fees due its consultants), (vi) all lenders’ fees, mortgage taxes, and similar charges, if any, related to any financing to be obtained by Buyer, including all recording and filing charges for documents recorded in connection with Buyer’s financing, and (vii) all premiums and charges of the Title Company for any upgrade of the title policy for additional coverage, any endorsements requested by Buyer and the premium for any lender’s title policy.
(b)    Seller shall pay the following closing costs: (i) the premiums and charges of the Title Company for the Title Commitment and standard title insurance policy to be issued to Buyer, including extended coverage (but excluding any endorsements requested by Buyer), (ii) the commission due Seller’s Broker, (iii) all fees due Seller’s attorneys, (iv) all State and county transfer taxes due upon recordation of the Deed, (v) City of Chicago transfer taxes in the amount of $3.00/$1,000.00 of the Purchase Price; (vi) all recording and filing charges in connection with the instrument by which Seller conveys the Property, (vii) one-half of escrow or closing charges charged by the Escrow Agent, and (viii) all costs incurred in connection with causing the Title Company to Remove any Required Removal Exceptions.
Section 5.4    Delayed Adjustment; Delivery of Financial Data. If at any time following the Closing Date but before expiration of the Reproration Adjustment Period, the amount of an item prorated or credited at Closing shall prove to be incorrect (whether as a result of an error in calculation, a lack of complete and accurate information or otherwise (including, but not limited to, the HPZS Lease Costs or any CAM reconciliations due to the same being based upon estimates at Closing)) or otherwise require adjustment as a result of any year-end or periodic reconciliations of any amount, including, without limitation, percentage rent, tenant reimbursements or operating expenses, the party owing money as a result of such error or adjustment shall pay to the other party the sum necessary to correct such error or adjustment within thirty (30) days following receipt of a recalculation of any and all amounts due or subject to proration under this Article V and supporting documentation for such recalculation. In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller current operating and financial statements (or such excerpts thereof as are sufficient to provide the information necessary for the determination of such adjustments) for the Property and copies of any applicable correspondence and statements sent to tenants in connection with any reconciliation promptly after the same are prepared, but, in any event, no later than the date that is thirty (30) days prior to the expiration of the Reproration Adjustment Period.
Section 5.5    Survival. The obligations of the parties under this Article V shall survive Closing (and not be merged therein) or, if applicable, any earlier termination of this Agreement.
ARTICLE VI - CLOSING
Section 6.1    Closing Mechanics.
(a)    The parties shall conduct an escrow-style closing through the Escrow Agent so that it will not be necessary for any party to attend the Closing.
(b)    Provided all conditions precedent to Seller’s obligations hereunder have been satisfied (or waived by Seller), Seller agrees to convey the Property to Buyer upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied (or waived by Buyer), Buyer agrees to pay the amount specified in Section 2.3 by timely delivering the same to the Escrow Agent on the Scheduled Closing Date and unconditionally authorizing and directing the Escrow Agent no later than 1:00 p.m. Central Time on the Scheduled Closing Date to deposit the same in Seller’s designated account.
(c)    The items to be delivered by Seller or Buyer in accordance with the terms of Sections 6.2 or 6.3 shall be delivered to Escrow Agent no later than 5:00 p.m. Central Time on the last Business Day prior to the Scheduled Closing Date except that (i) the items in the paragraph entitled “Keys and Original Documents” shall be delivered by Seller at the Property or made available for pick-up from Seller’s Property Manager on the Closing Date, and (ii) the Purchase Price shall be delivered by Buyer in accordance with the terms of Section 6.1(b).
Section 6.2    Seller’s Closing Deliveries. At Closing, Seller shall deliver the following:
(a)    Deed. Seller shall deliver a deed in the form of Exhibit D attached hereto (“Deed”), executed and acknowledged by Seller, together with a water certification from the City of Chicago.
(b)    Bill of Sale. Two (2) duly executed counterparts of a bill of sale in the form of Exhibit E attached hereto, executed by Seller.
(c)    Assignment Agreement. Two (2) duly executed counterparts of an assignment and assumption of the Leases and Intangible Property, in the form of Exhibit F attached hereto (“Assignment Agreement”), executed by Seller.

(d)    Notice to Tenants. A single form letter in the form of Exhibit G attached hereto, executed by Seller, duplicate copies of which shall be sent by Buyer after Closing to each tenant under the Leases.
(e)    Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit H attached hereto, as required by Section 1445 of the Internal Revenue Code, executed by Seller.
(f)    Title Affidavit. A title affidavit and gap indemnity agreement in the form of Exhibit I attached hereto, executed by Seller.
(g)    Evidence of Authority. Documentation to establish to the Title Company’s reasonable satisfaction the due authorization of Seller’s consummation of the Transaction, including Seller’s execution of this Agreement and the Closing Documents required to be delivered by Seller.
(h)    Closing Certificate. A certificate, dated as of the Closing Date, certifying that the representations and warranties made by Seller under Section 7.2 of this Agreement remain true, correct and complete in all material respects as of the Closing Date, except to the extent of changes necessary to reflect any changed facts or circumstances arising or occurring between the Effective Date and the Closing Date which are permitted by the terms of this Agreement.
(i)    Other Documents. Any applicable transfer or sales tax filings, and such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.
(j)    Letters of Credit as Tenant Security Deposits. All original letters of credit which are security deposits under the Leases and the transfer documentation as described in Section 8.1(d).
(k)    Closing Statement. A separate Seller closing statement, setting forth the prorations and adjustments to the Purchase Price to be made pursuant to this Agreement in respect of each Property (the “Seller’s Closing Statement”), executed by Seller.
(l)    Keys and Original Documents. Keys to all locks on the Real Property in Seller’s or Seller’s Property Manager’s possession and originals or, if originals are not available, copies, of all of the Leases, Contracts, and other Property documents, to the extent not previously delivered to Buyer.
(m)    Intentionally Deleted.
(n)    Department of Revenue Releases. Release letters or certificates from (i) the Illinois Department of Revenue,

(ii) the Cook County Department of Revenue and (iii) the City of Chicago Department of Revenue (collectively, the "DOR") stating that no assessed but unpaid taxes, penalties or interest are due under (x) Section 902(d) of the Illinois Income Tax Act, or any similar statute of the State of Illinois, (y) Section 34-92 of the Cook County Uniform Penalties, Interest and Procedures Ordinance, or any similar ordinance of Cook County, or (z) the City of Chicago Bulk Sales Ordinance (Sec. 3-4-140 of the Uniform Revenue Procedures Ordinance of the Municipal Code of Chicago), or any similar ordinance of the City of Chicago (said statutes or ordinances, or any similar statute or ordinance, are hereinafter collectively called the "Bulk Sales Provisions"). Seller covenants and agrees that, within one (1) Business Day after the Effective Date, Seller shall submit to each DOR such applications and documents as are required to procure such release letters or certificates. In the event such release letters or certificates disclose there are amounts claimed due to the DOR under the Bulk Sales Provisions, those amounts shall be separated from the Purchase Price at the Closing and retained in an escrow with the Escrow Agent (the “Bulk Sales Escrow”), to be paid to Seller when Seller obtains the applicable release or, if prior to Seller obtaining the applicable release, to the DOR upon a demand by the DOR, and the escrow instructions shall so provide. In the alternative, if Seller does not by the Closing Date obtain release letters showing no unpaid taxes, at Seller's election the Closing will not be delayed, and Seller shall agrees to cause the Indemnitor to indemnify, defend and hold Buyer harmless from and against any and all damages, claims, liabilities, judgments, expenses and costs (including, without limitation, reasonable attorneys' fees and unpaid taxes, interest and penalties) arising out of the Bulk Sales Provisions, such indemnity shall be in the form of Exhibit R attached hereto. Upon delivery to Buyer of clean release letters, such indemnity will be null and void. If and to the extent applicable, the Bulk Sales Escrow shall be separate from the escrow of Holdback Amount described in Section 7.3.3.
Section 6.3    Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver the following:
(a)    Purchase Price. The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.
(b)    Assignment Agreement. Two (2) counterparts of the Assignment Agreement, executed by Buyer.
(c)    Evidence of Authority. Documentation to establish to the Title Company’s reasonable satisfaction the due authorization of Buyer’s consummation of the Transaction, including Buyer’s execution of this Agreement and the Closing Documents required to be delivered by Buyer.
(d)    Buyer’s Closing Certificate. A certificate, dated as of the Closing Date, certifying that the representations and warranties made by Buyer under Section 7.1 of this Agreement remain true, correct and complete in all material respects as of the Closing Date, except to the extent of changes necessary to reflect any changed facts or circumstances arising or occurring between the Effective Date and the Closing Date which are permitted by the terms of this Agreement.

(e)    Other Documents. Applicable transfer or sales tax filings and such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.
(f)    Closing Statement. A separate Buyer closing statement, setting forth the prorations and adjustments to the Purchase Price to be made pursuant to this Agreement in respect of each Property (the “Buyer’s Closing Statement”), executed by Buyer.
Section 6.4    Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on all of the following:
(a)    Representations True. All Seller’s Warranties in this Agreement, as the same may be deemed modified as provided in Section 7.3, shall be true and correct in all material respects on and as of the Scheduled Closing Date, as if made on and as of such date; provided that changes to Seller’s Warranties necessary to reflect any changed facts or circumstances arising or occurring between the Effective Date and the Closing Date which are permitted by the terms of this Agreement shall not constitute a failure of this condition of Closing.
(b)    Title Conditions Satisfied. Delivery at the time of Closing of the standard current form of an owner’s policy of title insurance (the “Title Policy”), or an irrevocable commitment to issue the same, with liability in the amount of the Purchase Price issued by the Title Company, insuring that fee title to the Real Property vests in Buyer subject only to the Permitted Exceptions. At its option, Buyer may direct the Title Company to issue an extended coverage policy or additional title insurance endorsements if Buyer pays for the extra cost of such extended coverage policy or additional endorsements, provided that the Title Company’s failure to issue any such extended coverage policy or additional endorsements shall not affect Buyer’s obligations under this Agreement.
(c)    Estoppel Certificates. Buyer shall have received, no less than three (3) business days prior to the Scheduled Closing Date (the “Tenant Estoppel Deadline”), executed Approved Estoppels (as defined in Section 8.7 below), with those changes reasonably acceptable to Buyer and not disclosing the existence of any default under the Leases referenced to therein, from each of the Required Tenants (the “Minimum Estoppel Threshold”). Buyer shall be required to accept any such estoppel certificate if the same: (1) is dated no earlier than the Effective Date, and (2) is substantially in the form of the Approved Estoppels, it being agreed that (i) the inclusion of qualifications as to knowledge or word of similar import to Paragraphs 7 or 10 to the form of Approved Estoppel, (ii) solely in relation to audit rights, references to a general condition statement such as “we reserve all rights” or “subject to our audit of ____ years’ operating expenses or taxes” and (iii) modifications thereof to correct scrivener’s errors in order to conform the same to Leases or other information delivered or available to Buyer prior to the date of the execution of this Agreement shall not give Buyer, in each instance (i) through (iii) herein, any basis to not accept such estoppel. In addition, either party may elect to postpone the Scheduled Closing Date for a period not to exceed thirty (30) days in order to allow Seller additional time to satisfy the Minimum Estoppel Threshold.

Notwithstanding any provisions in this Agreement to the contrary, if Buyer fails to object in writing to an estoppel certificate executed by any tenant within five (5) Business Days after the date a copy of the same has been delivered to any Buyer’s Representative, Buyer shall be deemed to have approved the same.
(d)    Seller’s Deliveries Complete. Seller shall have timely delivered all of the documents and other items required pursuant to Section 6.2 and shall have duly performed all other covenants, agreements and obligations to be performed by Seller pursuant to the terms of this Agreement at or prior to the Closing.
(e)    Completion of Elevator Work / Outstanding Violations. Seller shall have caused the ongoing elevator modernization and modification work at the 213 W Institute Real Property (the “Elevator Work”) to be completed and shall have paid in full all amounts due and owing to any and all contractors, subcontractors and other third parties involved with the Elevator Work and provided Buyer with evidence satisfactory to Buyer, in Buyer’s sole but good faith discretion, of the completion and payment of all costs incurred in connection with the Elevator Work. Prior to Closing, Seller shall use commercially reasonable efforts to provide Buyer with sufficient evidence, which evidence shall be acceptable to Buyer in Buyer’s sole but good faith discretion, that the outstanding violations affecting the Property and listed on Exhibit S have been cleared, cured, or resolved. Unless Buyer elects to waive the condition set forth in this Section 6.4(e), either party may elect to postpone the Scheduled Closing Date for a period not to exceed thirty (30) days in order to allow Seller additional time to satisfy the condition set forth in this Section 6.4(e), upon delivery of written notice to the non-extending party no later than three (3) Business Days prior to the Closing Date. Failure of the Seller to satisfy the condition set forth in this Section 6.4(e) prior to Closing shall not constitute a default by Seller hereunder and Buyer’s sole remedy shall be to either waive the condition to Closing or to terminate this Contract and receive a return of the Deposit from Escrow Agent.
Section 6.5    Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following:
(a)    Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Scheduled Closing Date, as if made on and as of such date.
(b)    Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 6.3 and shall have duly performed all other covenants, agreements and obligations to be performed by Buyer pursuant to the terms of this Agreement at or prior to the Closing.
Section 6.6    Waiver of Failure of Conditions Precedent. At any time on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition to its obligations hereunder. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in this Article VI, except to the extent that the same expressly survive Closing.

In the event any of the conditions set forth in this Article VI are neither waived nor fulfilled, Seller or Buyer (as appropriate) shall have such rights and remedies, if any, that such party may have pursuant to the terms of Article IX. If this Agreement is terminated as a result of the failure of any condition set forth in this Article VI that is not also a default or breach by Buyer hereunder, then the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except for obligations which expressly survive termination of this Agreement.
ARTICLE VII - REPRESENTATIONS AND WARRANTIES
Section 7.1    Buyer’s Representations. Buyer represents and warrants to Seller as follows:
7.1.1    Buyer’s Authorization. Buyer (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws and prior to Closing, the State in which the Property is located, and (b) is authorized to execute this Agreement and consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Buyer and such instruments, obligations and actions are valid and legally binding upon Buyer, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and all Closing Documents to be executed by Buyer and the performance of the obligations of Buyer hereunder or thereunder will not (x) result in the violation of any Law or any provision of Buyer’s organizational documents, (y) conflict with any order of any court or governmental instrumentality binding upon Buyer, or (z) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Buyer is bound.
7.1.2    Buyer’s Financial Condition. No petition has been filed by or, to Buyer’s knowledge, against Buyer under the Federal Bankruptcy Code or any similar Laws.
7.1.3    Patriot Act Compliance. Neither Buyer nor any person, group, entity or nation that Buyer is acting, directly or, to Buyer’s knowledge, indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Buyer is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. Buyer is not engaging in this Transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Buyer have been or will be derived from any unlawful activity with the result that the investment of direct or, to Buyer’s knowledge, indirect equity owners in Buyer is prohibited by Law or that the Transaction or this Agreement is or will be in violation of Law. Buyer has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.
7.1.4    ERISA. Buyer is not acquiring the Property with the assets of an employee benefit plan (as defined in Section 3(3) of ERISA). Buyer is not a "party in interest" within the meaning of Section 3(3) of ERISA with respect to any beneficial owner of Seller.

Buyer’s representations and warranties in this Section 7.1 shall survive the Closing and not be merged therein.
Section 7.2    Seller’s Representations. Seller represents and warrants to Buyer as follows:
7.2.1    Seller’s Authorization. Seller (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (b) is authorized to execute this Agreement and consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Seller and such instruments, obligations and actions are valid and legally binding upon Seller, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and all Closing Documents to be executed by Seller and the performance of the obligations of Seller hereunder or thereunder will not (x) result in the violation of any Law or any provision of Seller’s organizational documents, (y) conflict with any order of any court or governmental instrumentality binding upon Seller, or (z) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Seller is bound.
7.2.2    Seller’s Financial Condition. No petition has been filed by Seller, nor has Seller received written notice of any petition filed against Seller, under the Federal Bankruptcy Code or any similar Laws.
7.2.3    Patriot Act Compliance. Neither Seller nor any entity that Seller is acting, directly or, to Seller’s knowledge, indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control and Seller is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in this Transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or, to Seller’s Knowledge, indirect equity owners in Seller is prohibited by Law or that the Transaction or this Agreement is or will be in violation of Law. Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.
7.2.4    Third-Party Rights. Seller has not entered into any agreements currently in effect pursuant to which Seller has granted any rights of first refusal to purchase all or any part of the Property, options to purchase all or any part of the Property or other rights whereby any individual or entity has the right to purchase all or any part of the Property (except for any options to purchase the Property or a portion thereof that may be contained in any of the Leases).
7.2.5    Leases. The copies of the Leases between Seller and any third parties affecting the Property delivered or furnished and made available by Seller to Buyer pursuant to this Agreement constitute all of the Leases relating to the Property. All of the Leases in effect as of the date hereof are listed on Exhibit L attached hereto, which Exhibit L includes, to Seller’s Knowledge, the dates of all Leases and Lease amendments.
7.2.6    Contracts. As of the Effective Date, Seller has not entered into or assumed any contracts, equipment leases or other agreements affecting the Property which will be binding upon Buyer after the Closing other than (i) the Contracts listed in Exhibit B attached hereto, (ii) the Leases, and (iii) liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record. As of the Effective Date, (i) Seller has heretofore delivered to Buyer true, correct and complete copies of each of the Contracts listed in Exhibit B; (ii) to Seller’s Knowledge, Seller is not in default on any of its obligations under any of the Contracts and knows of no default on the part of the other parties thereto; and (iii) the Contracts represent the complete agreement between Seller and such other parties as to the services to be performed or materials to be provided thereunder and the compensation to be paid for such services or materials, as applicable, and such other parties possess no unsatisfied claim against Seller.
7.2.7    Notices. As of the Effective Date, except as set forth on Exhibit M attached hereto and except for defaults cured on or before the Effective Date, Seller has neither (i) received any written notice from any tenant of the Property asserting or alleging that Seller is in default under such tenant’s Lease, nor (ii) sent to any tenant of the Property any written notice alleging or asserting that such tenant is in default under such tenant’s Lease.
7.2.8    Litigation. As of the Effective Date, except as listed in Exhibit M attached hereto, Seller has not received any written notice of any current or pending (i) claims, suits, actions or arbitrations, or any condemnation proceedings affecting the Property or Seller’s rights and obligations under this Agreement, or (ii) any regulatory proceedings which would, in the reasonable judgment of Seller, adversely affect the Property in any material way or Seller’s ability to consummate the transaction contemplated in this Agreement.
7.2.9    Violations of Law. Except for violations cured or remedied on or before the Effective Date and except as listed in Exhibits M and S attached hereto, as of the Effective Date, Seller has not received any written notice from any governmental authority of any violation of any Law applicable to the Property.

Section 7.3    General Provisions.
7.3.1    Seller’s Warranties Deemed Modified. To the extent that Buyer has actual knowledge prior to the expiration of the Due Diligence Period that Seller’s Warranties are inaccurate, untrue or incorrect in any way, such Seller’s Warranties shall be deemed modified to reflect Buyer’s actual knowledge. If Buyer receives an estoppel certificate from any tenant that complies with the terms of Section 6.4(c), the representations and warranties of Seller contained in Sections 7.2.5 and 7.2.7 above shall be without further force or effect with respect to such tenant or Lease as of the date of such tenant’s estoppel certificate. Notwithstanding anything to the contrary contained in this Agreement, (i) Seller does not represent or warrant that any Lease will be in force or effect at Closing, that any tenant will have performed its obligations under its Lease or that any tenant will not be the subject of bankruptcy proceedings and (ii) the occurrence after the Effective Date of (1) any default by a tenant, (2) the failure by a tenant to perform its obligations under its Lease or (3) the existence of bankruptcy proceedings pertaining to any tenant shall not affect Buyer’s obligations hereunder in any manner or entitle Buyer to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Buyer.
7.3.2    Breach of Warranties Prior to Closing. If after the expiration of the Due Diligence Period but prior to the Closing, either Buyer or Seller obtains actual knowledge that any of the representations or warranties made herein are untrue, inaccurate or incorrect in any material respect, such party may give the other party written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In the event of any breach of a Seller Warranty or a Buyer Warranty of which Buyer or Seller obtains actual knowledge prior to Closing, the breaching party shall have the right to cure such misrepresentation or breach and either Buyer or Seller shall be entitled to a reasonable extension of the Scheduled Closing Date (not to exceed thirty (30) days) for purposes of permitting the breaching party to have an opportunity to effect such cure to the extent that such misrepresentation or breach can be cured by the payment of money. The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed material for all purposes of this Agreement only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed Seller’s Liability Materiality Threshold. If any of Seller’s Warranties is untrue, inaccurate or incorrect but Buyer’s aggregate damages resulting therefrom are not reasonably estimated to exceed Seller’s Liability Materiality Threshold, then Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction with a reduction of or credit against the Purchase Price in an amount equal to such damages but not to exceed Seller’s Liability Materiality Threshold. Notwithstanding anything to the contrary in this Agreement, if a representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances arising after the Effective Date which did not arise by reason of a breach of any covenant made by Seller under this Agreement, then Buyer’s sole remedy in respect thereof shall be as provided in Section 6.6.
7.3.3    Survival; Limitation on Seller’s Liability. Seller’s Warranties shall survive the Closing and not be merged therein for a period of one hundred eighty (180) days following Closing (“Seller’s Warranty Survival Period”), and Seller shall only be liable to Buyer hereunder for a breach of a Seller’s Warranty with respect to which Seller receives a written notice of a claim from Buyer on or before the expiration of Seller’s Warranty Survival Period. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any rights or remedies available to it at law, in equity, under this Agreement or otherwise, including, without limitation, any claim against Seller for damages that Buyer may incur, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer had actual knowledge that any Seller’s Warranties were untrue, inaccurate or incorrect at the time of the Closing, or (b) the untruth, inaccuracy or incorrectness of such Seller’s Warranties causes damages to Buyer in the aggregate less than Seller’s Liability Materiality Threshold. To secure the obligations of Seller set forth in this Section 7.3.3 and any covenants of Seller under this Agreement that survive the Closing, at Closing, Buyer will hold back an amount equal to Seller’s Liability Cap (i.e., $652,500) of the Purchase Price (the “Holdback Amount”). The Holdback Amount shall be deposited and held in escrow in an interest bearing account with the Escrow Agent during the Seller’s Warranty Survival Period pursuant to an escrow agreement substantially in the form of Exhibit Q attached hereto (the “Holdback Escrow Agreement”). Upon expiration of Seller’s Warranty Survival Period, the then-remaining Holdback Amount, including any interest thereon, shall be released to Seller; provided, however, that, pursuant to the Holdback Escrow Agreement, in the event that Buyer has any claims pending for a breach of Seller’s Warranties, then a portion of the Holdback Amount in an amount equal to the product of the amount reasonably necessary to satisfy any such pending claim multiplied by one and one-half shall continue to be held by Escrow Agent pending resolution of such claim and the balance of the Holdback Amount, including any interest thereon, shall be disbursed to Seller.
7.3.4    Survival. The provisions of this Section 7.3 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.
ARTICLE VIII - COVENANTS
Section 8.1    Contracts, Title Instruments, and Leases.
(a)    Without Buyer’s prior written consent, between the Effective Date and the Closing, Seller shall not (i) extend, renew, replace or otherwise modify any Contract or enter into any new service contract or agreement which would be binding upon the Buyer or the Property following the Closing, except as otherwise may be required under the Leases (including, without limitation, new Leases executed in accordance with this Section 8.1) (collectively, “Permitted Contracts”), which Seller may enter into, replace or otherwise modify as reasonably determined by Seller consistent with Seller’s past practices relating to Contracts, (ii) execute any instrument which affects title to the Property, or (iii) enter into any new Lease or modify any Lease (except pursuant to the exercise by a tenant of a renewal, extension or expansion option or other right contained in such tenant’s Lease). For any Contract, Lease or other instrument which requires Buyer’s consent under this Section 8.1(a), Seller shall furnish Buyer with a copy of the proposed agreement which shall contain such information reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed transaction. If Buyer fails to object in writing to any such agreement within five (5) Business Days after receipt thereof, Buyer shall be deemed to have approved the terms of the proposed transaction. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such agreement that is proposed prior to the expiration of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such agreement or transaction that is proposed between the expiration of the Due Diligence Period and the Closing, or at any time between the Effective Date and the Closing for any instrument which affects title to the Property.
(b)    Notwithstanding the foregoing terms of this section, if any Lease requires that the landlord’s consent be given under the applicable circumstances (or not be unreasonably withheld, conditioned or delayed), then Buyer shall be held to the same standard of approval.
(c)    Between the Effective Date and the expiration of the Due Diligence Period, Seller shall be entitled to enforce any rights or remedies of the landlord under any Lease, including without limitation, to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants; provided that Seller provides Buyer with written notice of any action. From and after the expiration of the Due Diligence Period, without Buyer’s prior written consent (in its sole and absolute discretion), Seller shall not enforce any rights or remedies of the landlord under any Lease, including without limitation, to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants.
(d)    With respect to any security deposits which are letters of credit, at Closing, Seller shall execute and deliver to Buyer such instruments as the issuers of such letters of credit shall reasonably require in order to cause the named beneficiary under such letter of credit to be changed to Buyer (it being acknowledged and agreed that receipt of changed letters of credit naming Buyer as beneficiary shall not be closing requirement hereunder). Seller shall have no obligation to transfer to Buyer any letters of credit which are not, by their terms, transferable. Seller shall be liable for payment of any fees imposed by the issuer of any letter of credit to be transferred. The provisions of this section shall survive the Closing and not be merged therein.
(e)    On or before the Closing, Seller shall terminate the property management and leasing agreements currently in effect with Seller’s Property Manager respect to the Property at the sole cost and expense of Seller. In addition, if Buyer requests in writing prior to the expiration of the Due Diligence Period to have any Terminable Contracts terminated, Seller shall cause such Terminable Contracts to be terminated at Seller’s sole cost and expense. If Buyer requests that any Terminable Contract be terminated in accordance with this Section 8.1(e), such Terminable Contract shall not be deemed included within the definition of Contracts being assigned to Buyer at Closing pursuant to the Assignment Agreement. At Closing, Seller shall assign and Buyer shall assume all of Seller’s rights and, to the extent first arising from and after the Closing, obligations under any Terminable Contracts which Buyer does not timely request to be terminated in accordance with this Section 8.1(e), and under all Non-Terminable Contracts, in each case, in accordance with the terms of this Agreement and the Assignment Agreement, provided that in no event shall Seller have any obligation to obtain the consent of any other party to any Contract to the assignment of such Contract to Buyer.
Section 8.2    Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article X, between the Effective Date and the Closing, Seller shall operate and maintain the Property in a manner consistent with Seller’s past practices with respect to the Property; provided, however, except as expressly provided in this Agreement, Seller shall not be obligated to perform any capital improvements or any deferred maintenance repairs. Buyer hereby agrees that, except as expressly provided in this Agreement or for breaches of this Section 8.2, Buyer, shall accept the Property subject to, and Seller shall have no obligation to cure, (a) any violations of Laws, or (b) any physical conditions which would give rise to violations of Laws, whether the same now exist or arise prior to Closing. Between the Effective Date and the Closing, Seller will promptly advise Buyer of any written notice Seller receives after the Effective Date from any governmental authority of the violation of any Laws regulating the condition or use of the Property.
Section 8.3    Brokers. Seller and Buyer expressly acknowledge that Seller’s Broker has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement. Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction. The provisions of this section shall survive the Closing (and not be merged therein) or the earlier termination of this Agreement.
Section 8.4    Tax Protests; Tax Refunds and Credits. Seller may file and/or prosecute an application for the reduction of the assessed valuation of the Property or any portion thereof for real estate taxes and/or assessed value attributable to the calendar year 2017, or a refund of real estate taxes previously paid and attributable to the calendar year 2016 and prior years (a “Tax Certiorari Proceeding”) to the City of Chicago, Illinois Seller shall not file and/or prosecute any such Tax Certiorari Proceeding for any taxes and/or assessed value of the Property attributable the calendar year after the year in which the Closing shall occur or any subsequent year. Seller shall have the right to withdraw, settle or otherwise compromise Tax Certiorari Proceedings affecting real estate taxes assessed against the Property (i) for any taxes payable in any period prior to the calendar year in which the Closing shall occur without the prior consent of Buyer (provided that any such settlement shall not have any adverse impact on real estate taxes payable in the calendar year in which the Closing occurs or any calendar year thereafter), and (ii) for the any taxes payable in the calendar year in which the Closing shall occur or any calendar year thereafter, provided Buyer shall have consented with respect thereto, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed granted in the event that Buyer fails to respond to a written request for its consent within ten (10) Business Days of Buyer’s receipt of a written request for such consent. The amount of any tax refunds (net of attorneys’ fees and other costs of obtaining such tax refunds) with respect to any portion of the Property for the calendar year in which the Apportionment Time occurs shall be apportioned between Seller and Buyer as of the

Apportionment Time with a prior allocation of the portion thereof which must be returned to tenants pursuant to the terms of the Leases. Seller hereby agrees to be responsible for the return of such refund to such tenants for the period up to and including the date prior to the Closing Date and Buyer hereby agrees to be responsible for the return of such refunds attributable to the period from and after the Closing Date to the extent any such amount is paid to Buyer. All refunds, credits or other benefits applicable to any period prior to the calendar year in which the Closing shall occur shall belong solely to Seller (and Buyer shall have no interest therein) and, if the same shall be paid to Buyer or anyone acting on behalf of Buyer, same shall be paid to Seller within thirty (30) days following receipt thereof. The provisions of this Section 8.4 shall survive the Closing.
Section 8.5    Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing, neither Seller nor Buyer shall issue any press release or similar public statement with respect to the Transaction or this Agreement (a “Press Release”) without the prior consent of the other, except to the extent required by applicable Law, and (b) after the Closing, any Press Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed and such response shall be provided within two (2) Business Days after submission of a draft of the Press Release to the other party for review), except to the extent required by applicable Law. If either Seller or Buyer is required by applicable Law to issue a Press Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Press Release to the other party for its review. The provisions of this section shall survive the Closing (and not be merged therein) or the earlier termination of this Agreement.
Section 8.6    Confidentiality.
(a)    Buyer shall hold, and shall instruct each of the other Buyer’s Representatives and any prospective investors in and/or lender’s to Buyer to hold in strict confidence and not disclose to any other person without the prior written consent of Seller: (i) the terms of the Agreement, (ii) unless and until the Closing occurs, any of the information in respect of the Property delivered or made available to any Buyer’s Representatives, and (iii) the identity of any direct or indirect owner of any beneficial interest in Seller. In the event the Closing does not occur or this Agreement is terminated, Buyer shall, upon Seller’s written request, promptly return to Seller, or destroy, all copies of documents containing any of such information without retaining any copy thereof or extract therefrom except for legal or compliance purposes. Notwithstanding anything to the contrary hereinabove set forth, Buyer (or any entity for which Buyer now or hereafter acts as the investment advisor) may disclose such information relating to thus Agreement or the Property (x) on a need-to-know basis to its employees, agents, consultants and members of professional firms serving it or potential lenders or investors, (y) as required by law or any governmental agency may require in order to comply with applicable laws or court order (including, but not limited to, (1) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Buyer (or any entity for which Buyer now or hereafter acts as the investment advisor), (2) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by Buyer (or any entity for which Buyer now or hereafter acts as the investment advisor), and (3) to any broker/dealers in Buyer’s (or any entity for which Buyer now or hereafter acts as the investment advisor) broker/dealer network and any of the investors in any entity for which Buyer now or hereafter acts as the investment advisor), and (z) to the extent that such information is a matter of public record. Buyer hereby agrees to indemnify, defend, and hold each of the Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from the breach of the terms of this section.
(b)     The provisions of this section shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.
Section 8.7    Approved Estoppels and SNDAs.
(a)    Seller covenants and agrees that (i) Seller shall prepare, or cause to be prepared, and deliver to Buyer for review and approval, within five (5) business days after the Effective Date, the estoppel certificates Seller intends to deliver to the tenants (“Prepared Estoppels”), which shall be based on the form of estoppel certificate attached hereto as Exhibit J, and (ii) Seller shall remit, or cause to be remitted, the Prepared Estoppels to all the tenants of the Property for signature within three (3) business days following Buyer’s notice to Seller that Buyer has approved the Prepared Estoppels (which notice shall set forth any required corrections). If Buyer fails to notify Seller of its approval of, or any changes to, the Prepared Estoppels it receives from Seller for approval within three (3) business days following Buyer’s receipt of the same, Buyer shall be deemed to have approved the form of such Prepared Estoppels and Seller shall forward such Prepared Estoppels to all the tenants of the Property. Estoppel certificates prepared by Seller and approved (or deemed approved) by Buyer as provided above are hereinafter referred to, collectively, as “Approved Estoppels”.
(b)    Seller agrees that upon the request of Buyer, Seller shall deliver to tenants of the Property the form of subordination, non-disturbance and attornment agreement required by Buyer’s lender (“SNDAs”) and shall request that such tenants execute and return the SNDAs prior to Closing; provided, however, that it shall not be a condition to Closing that Seller deliver to Buyer the executed SNDAs and Seller’s failure to deliver the executed SNDAs to Buyer shall not constitute a default by Seller under this Agreement.
ARTICLE IX - FAILURE TO CLOSE
Section 9.1    Failure to Close by Buyer. If Buyer fails to purchase the Property when it is obligated to do so under this Agreement, then Seller shall have the right to (a) terminate this Agreement by written notice to Buyer, promptly after which the Deposit shall be paid to Seller as liquidated damages and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the default or breach and proceed to close the Transaction. Seller and Buyer have discussed the possible consequences to Seller in the event that the Closing does not occur by reason of any of the events described in this section. The parties agree that it would be impractical or extremely difficult to determine the actual damages to Seller in such event and that a reasonable estimate of such damages is an amount equal to the Deposit. Notwithstanding anything to the contrary set forth in this Section 9.1, in the event of Buyer’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Buyer or any party related or affiliated with Buyer is asserting any claims that enjoins or restricts Seller’s ability to sell or transfer the Property.
Section 9.2    Failure to Close Due to Seller. If, on or before the Scheduled Closing Date, Seller is in default of any of its material obligations hereunder, or any of Seller’s Warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect and Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated by Buyer to exceed Seller’s Liability Materiality Threshold, and any such circumstance described in this sentence continues for five (5) Business Days after written notice delivered to Seller from Buyer (which written notice shall detail such default or breach), then Buyer shall have the right to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer, Seller shall reimburse Buyer for all of Buyer’s actual third party out-of-pocket costs and expenses incurred by Buyer in negotiating this Agreement and performing its due diligence investigations hereunder in an amount not to exceed $50,000 in the aggregate, and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the default or breach and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within sixty (60) days after the occurrence of Seller’s default. Buyer agrees that its failure to timely commence such an action for specific performance within such sixty (60) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.
Section 9.3    Indemnity Obligations. Notwithstanding any provision in this Agreement to the contrary, in no event shall the provisions of this Article IX limit the rights of either party against the other party due to the other party’s obligation to indemnify such party in accordance with this Agreement or the damages recoverable pursuant to such indemnification obligations. This Section 9.3 shall survive the Closing (and not be merged therein) or the earlier termination of this Agreement.
ARTICLE X - CASUALTY/CONDEMNATION
Section 10.1    Right to Terminate. If, after the Effective Date, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear and damage caused by any Buyer’s Representative), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation (as hereinafter defined) that occurs after the Effective Date, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) Business Days after Buyer’s receipt of Seller’s notice, and the Scheduled Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to terminate this Agreement within such ten (10) Business Day period shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this section, the Deposit shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this

Agreement. For the purposes of this Agreement, “Major Casualty/Condemnation” shall mean any casualty, condemnation proceedings, or eminent domain proceedings if (i) the portion of the Property that is the subject of such casualty or such condemnation or eminent domain proceedings has a value in excess of seven and one-half percent (7.5%) of the Purchase Price, in the estimate of an architect or contractor selected by Seller and reasonably acceptable to Buyer, (ii) any casualty is an uninsured casualty and Seller, in its sole and absolute discretion, does not elect to cause the damage to be repaired or restored or give Buyer a credit at Closing for such repair or restoration, (iii) the damage, destruction or condemnation materially impairs access to the Property, (iv) the damage, destruction or condemnation results in the Property materially violating any Laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property, or (v) the damage, destruction or condemnation entitles any tenant listed in clauses (i)-(viii) of the definition of Required Tenants to terminate its Lease or entitles any tenant to abate rent in excess of $10,000 and Seller has not agreed (with no obligation to do so) to provide Buyer a credit in the amount of such rent abatement.
Section 10.2    Allocation of Proceeds and Awards. If a condemnation or casualty occurs after the Effective Date and this Agreement is not terminated as permitted pursuant to the terms of Section 10.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the remainder of the Property upon the terms set forth herein. Any awards or proceeds from the condemning authority or Seller’s insurance company, as the case may be (the “Casualty/Condemnation Proceeds”) shall be allocated between Buyer and Seller as follows: (a) Seller shall be entitled to be reimbursed from the Casualty/Condemnation Proceeds for (i) all costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with negotiating the settlement of such award or proceeds, (ii) proceeds of any rental loss, business interruption or similar insurance, or other compensation or loss of use, that are allocable to the period prior to the Closing Date, and (iii) the reasonable and actual costs incurred by Seller in physically stabilizing the Property following a casualty (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that such approval shall not be required in connection with immediate repairs needed in connection with an emergency); and (b) Buyer shall be entitled to (i) the balance of the Casualty/Condemnation Proceeds, and (ii) a credit from Seller equal to Seller’s deductible with respect to a casualty, if the same is an insured casualty.
Section 10.3    Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date.
Section 10.4    Waiver. The provisions of this Article X supersede the provisions of any applicable Laws with respect to the subject matter of this Article X.
ARTICLE XI - MISCELLANEOUS
Section 11.1    Buyer’s Assignment.
(a)    Buyer shall not, in whole or in part, assign this Agreement or its rights or obligations hereunder without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such attempted assignment shall be null and void ab initio. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Buyer shall constitute an assignment of this Agreement; provided, however, the foregoing shall not be construed to prohibit the transfer of stock in a publicly traded company. Notwithstanding the foregoing, Buyer shall have the right, without the necessity of obtaining Seller’s consent but with prior written notice to Seller not less than ten (10) business days in advance of the Closing Date, to assign its right, title and interest in and to this Agreement to an entity wholly owned (directly or indirectly) by an entity for which KBS Capital Advisors LLC acts as the investment advisor at the Closing Date.
(b)    In the event Buyer intends to assign its rights hereunder, Buyer shall deliver to Seller written notice of its request at least ten (10) Business Days prior to the Scheduled Closing Date, which notice shall include the legal name and structure of the proposed assignee. Notwithstanding any provision in this Agreement to the contrary:
(i)    Any permitted assignment by Buyer shall not relieve Buyer of any of its obligations and liabilities hereunder, nor shall any such assignment alter, impair or relieve such assignee from the waivers, acknowledgements and agreements of Buyer set forth herein, including those set forth in Section 4.2, Article VII and Article VIII, all of which will be binding upon any assignee of Buyer. If Seller approves a proposed assignment (or is deemed to have approved a proposed assignment), Buyer and the proposed assignee shall execute an assignment and assumption of this Agreement pursuant to which Buyer’s obligations under this Agreement are expressly assumed by such assignee and Buyer and assignee affirm their joint and several liability under this Agreement.
(ii)    No transfer by Buyer of any interest in this Agreement and no transfers of direct or indirect interests in Buyer shall be permitted if the same would cause the representations and warranties made in Section 7.1 to be untrue, inaccurate or incomplete and Buyer covenants to reasonably cooperate with Seller’s requests to provide any documentation reasonably necessary for Seller to verify that such representations and warranties are true, accurate and complete at all times prior to Closing. If Buyer fails to provide the requested documentation to Seller at least ten (10) Business Days prior to the Scheduled Closing Date, then both Buyer and Seller shall have the right, at their election, to postpone the Scheduled Closing Date for a reasonable period until such verification has been made.
Section 11.2    Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Purchase Price, the Deed and the other Closing Documents and the acceptance thereof shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.
Section 11.3    Integration; Waiver. This Agreement, together with the Access Agreement, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement and the Access Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.
Section 11.4    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Illinois.
Section 11.5    Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.
Section 11.6    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 11.7    Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
Section 11.8    Notices. Any notices or other communications under this Agreement must be in writing, and shall be deemed duly given or made at the time and on the date when received by e-mail transmittal of .pdf files or similar electronic means or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below. Notice by either party under this Agreement may be given by counsel to such party.

IF TO BUYER:
c/o KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attention: Ken Robertson and Brett Merz
E-mail: krobertson@kbs.com; bmerz@kbs.com
Telephone: (949) 417-6502; (949) 417-6545

COPY TO: James Chiboucas, Esq. Vice Chairman and Chief Legal Officer 800 Newport Center Drive, Suite 700 Newport Beach, CA 92660 E-mail: jchiboucas@kbs.com Telephone: (949) 417-6555
and

Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, CA 92612
Attention: L. Bruce Fischer and Craig Glorioso
E-mail: fischerb@gtlaw.com; gloriosoc@gtlaw.com
Telephone: (949) 732-6670; (949) 732-6665

IF TO SELLER:
213 W Institute Owner LLC
c/o Alcion Real Estate Partners Master Fund III, L.P.
One Post Office Square, Suite 3150
Boston, Massachusetts 02109
Attention: Eugene DelFavero and Kristopher Galletta
Telephone #: (617) 603-1040; (617) 603-1004
E-mail Address: gdelfavero@alcionventures.com;
kgalletta@alcionventures.com

and

c/o Ameritus LLC
205 W. Wacker Drive, Suite 1300
Chicago, Illinois 60606
Attention: Jeb Scherb
Telephone #: (312) 332-9920
E-mail Address: jscherb@askameritus.com

COPY TO:
Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: Kristen P. Tassone, Esq. Telephone #: (617) 570-8161 Email Address: ktassone@goodwinlaw.com

Section 11.9    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic means shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement.
Section 11.10    No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument against the Property or any portion thereof in connection herewith, and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 9.2.
Section 11.11    Additional Agreements; Further Assurances. Each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, the execution and delivery of such documents shall not result in any additional liability or cost to the executing party.
Section 11.12    Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any modification hereof or any of the Closing Documents.
Section 11.13    Time of Essence. Time is of the essence with respect to the Closing and all of the provisions of this Agreement.
Section 11.14    JURISDICTION. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE STATE OF ILLINOIS, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
Section 11.15    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL

SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
Section 11.16    RELEASES. WITH RESPECT TO ANY RELEASE SET FORTH IN THIS AGREEMENT RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, THE PARTIES HERETO HEREBY ACKNOWLEDGE THAT SUCH WAIVER AND RELEASE IS MADE WITH THE ADVICE OF COUNSEL AND WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE CONSEQUENCES AND EFFECTS OF SUCH RELEASE.
Section 11.17    Exculpation. Buyer agrees that it shall look solely to the Seller, subject to the limitations set forth in Section 4.3, and not to the members, managers, directors, officers, employees, shareholders, partners or agents of any Seller or any other person, partnership, corporation or trust, as principal of any Seller or otherwise, and whether disclosed or undisclosed for the performance of any of the covenants or other Agreements contained hereto, to enforce its rights hereunder or in connection with this Agreement or the transactions contemplated hereby, and that none of the members, managers, directors, officers, employees, shareholders, partners or agents of any Seller or any other person, partnership, corporation or trust, as principal of any Seller or otherwise, and whether disclosed or undisclosed, shall have any personal obligation or liability hereunder, and Buyer shall not sue nor otherwise seek to assert any claim or enforce any of its rights hereunder against such party. Without limiting the generality of the foregoing provisions of this Section 11.17, Buyer hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against such parties other than claims against a Seller, which shall be subject to the limitations set forth in Section 4.3, and hereby unconditionally and irrevocably releases and discharges such parties from any and all liability whatsoever which may now or hereafter accrue in favor of Buyer or its successors and/or assigns against such party, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 11.17 shall survive the Closing.
Section 11.18    Extension Rights. Notwithstanding anything stated to the contrary contained in this Agreement, the cumulative effect of the exercise of any and all rights granted to Buyer and/or Seller in this Agreement to extend the Scheduled Closing Date shall not exceed thirty (30) days in the aggregate.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as an instrument under seal to be effective as of the Effective Date.
SELLER:

213 W INSTITUTE OWNER LLC, a Delaware limited
liability company

By:	/s/ Eugene F. DelFavero

Name:	Eugene F. DelFavero

Title:	Authorized Signatory

218-224 W CHICAGO OWNER LLC, a Delaware limited liability company

By:	/s/ Eugene F. DelFavero

Name:	Eugene F. DelFavero

Title:	Authorized Signatory

[Signatures continue on next page.]

Signature Page to Purchase and Sale Agreement

ACTIVE/91675689.15

BUYER:

KBSGI 213 WEST INSTITUTE PLACE, LLC,
a Delaware limited liability company

By:	KBSGI REIT ACQUISITION V, LLC,
a Delaware limited liability company,
its sole member

By:	KBSGI REIT PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

By:	KBS GROWTH & INCOME LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

By:	KBS GROWTH & INCOME REIT, INC.,
a Maryland corporation,
its general partner

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.,
Chief Executive Officer

Signature Page to Purchase and Sale Agreement

ACTIVE/91675689.15

AGREEMENT OF ESCROW AGENT
The undersigned has executed this Agreement solely to confirm its agreement to hold the Escrow Deposits in escrow in accordance with the provisions and otherwise comply with the provisions of Exhibit C to this Agreement.
In Witness Whereof, the undersigned has executed this Agreement as of August 29, 2017.

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:	/s/ J. Eaton

Name:	J. Eaton

Title:	V.P

Signature Page to Purchase and Sale Agreement

ACTIVE/91675689.15

EXHIBIT A-1

LEGAL DESCRIPTION OF 213 W INSTITUTE REAL PROPERTY

LOTS 6 TO 13, INCLUSIVE, IN BLOCK 34 IN JOHNSTON, ROBERTS AND STORR’S ADDITION TO CHICAGO, BEING A SUBDIVISION IN THE WEST ½ OF THE SOUTHEAST ¼ OF SECTION 4, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

Property Address: 213 W. Institute Place, Chicago, IL 60610
Tax number: 17-04-446-001-0000

Exhibit A, Page 1

EXHIBIT A-1

LEGAL DESCRIPTION OF 218-224 W CHICAGO REAL PROPERTY

LOTS 18, 19, 20 AND 21, IN SANFORD’S SUBDIVISION OF BLOCK 34 IN JOHNSTON, ROBERTS AND STORR’S ADDITION TO CHICAGO, BEING A SUBDIVISION IN THE WEST ½ OF THE SOUTHEAST ¼ OF SECTION 4, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.
Property Address: 218-224 W. Chicago Avenue, Chicago, IL 60610
TAX NUMBERS: 17-04-446-010-0000; 17-04-446-011-0000

Exhibit A, Page 2

EXHIBIT B

LIST OF CONTRACTS

Constellation - Fixed Gas Pricing *	11/2/2015
Constellation - Gas Agreement *	10/30/2015
Agera - Energy Contract *	10/6/2015
Crescent – Dayporter	10/10/2016
Finn Landscape - snow removal	11/29/2016
Fox Valley Fire & Safety – fire panel	4/4/2017
Goby - SeaSuite (sustainability) *	4/12/2015
HomeComfort - HVAC	10/12/2016
Kings III – elevator phone monitor	3/20/2015
Lakeshore - Waste contract *	3/25/2015
Sonitrol – Bldg Access Security	3/17/2015
Standard Parking – P Lot Management *	7/22/2013
Suburban Elevator - Freight Maintenance	July 2013
Suburban Elevator - Passenger Maintenance	7/30/2013
The above contracts marked with * are designated “Non-Terminable Contracts” for purposes of this Agreement.

Exhibit B, Page 1

EXHIBIT C

ESCROW PROVISIONS

The Deposit and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:
Upon the written request of both Buyer and Seller, the Escrow Agent shall invest the Escrow Deposits in a financial institution money market account (FMMA). Because Escrow Agent is not itself a bank, it may commingle the Escrow Deposits with other escrow deposits in a trust account in order to facilitate placing the Escrow Deposits in a segregated interest bearing account and to disburse the Escrow Deposits once they have been removed from such segregated interest bearing account in accordance with the terms of this Agreement, but shall not otherwise commingle the Escrow Deposits with any funds of the Escrow Agent or others.
Notwithstanding any provision herein to the contrary, if Buyer duly terminates this Agreement at any time prior to the expiration of the Due Diligence Period, Escrow Agent shall deliver the Escrow Deposits to Buyer and Escrow Agent shall notify Seller in the event of such disbursement.
After the expiration of the Due Diligence Period, if for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment to the initially demanding party. If the Escrow Agent receives such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court of competent jurisdiction.
If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date.
The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for any Liabilities (including, without limitation, reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving gross negligence on the part of the Escrow Agent. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all Liabilities (including, without limitation, reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect

Exhibit C, Page 1

to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving gross negligence on the part of the Escrow Agent.
Buyer shall pay any income taxes on any interest earned on the Escrow Deposits.
Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:
(a)    Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.
(b)    Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.
(c)    Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by Law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that the correct taxpayer identification number for 213 W Institute Owner LLC is 61-1753186 and the correct taxpayer identification number for 218-224 W Chicago Owner LLC is 30-0869609.
8.    Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.
9.    The Escrow Agent shall be entitled to rely upon the authenticity of any signature and the genuineness and validity of any writing received by Escrow Agent relating to this Escrow Agreement. Escrow Agent may rely upon any oral identification of a party notifying Escrow Agent orally as to matters relating to this Agreement if such oral notification is permitted hereunder. Escrow Agent is not responsible for the nature, content, validity or enforceability of any of the escrow documents except for those documents prepared by Escrow Agent.
10.    In the event of any disagreement between the parties hereto resulting in conflicting instructions to, or adverse claims or demands upon the Escrow Agent with respect to the release of the escrow funds or the escrow documents, the Escrow Agent may refuse to comply with any such instruction, claim or demand so long as such disagreement shall continue and in so refusing the Escrow Agent shall not release the escrow funds or the escrow documents. The Escrow Agent shall not be, or become liable in any way for its failure or refusal to comply with any such conflicting instructions or adverse claims or demands and it shall be entitled to continue to refrain from acting until such conflicting instructions or adverse claims or demands (a) shall have been adjusted by agreement and it shall have been notified in writing thereof by

Exhibit C, Page 2

the parties hereto or (b) shall have finally been determined in a court of competent jurisdiction. Buyer and Seller further agree to indemnify Escrow Agent against any and all loss, costs or damages, including attorney’s fees, incurred by Escrow Agent in its performance of its duties, because of any such disputes or disagreements.
11.    The Escrow Agent may at its sole discretion resign by giving (30) days written notice thereof to the parties hereto. The parties shall furnish to the Escrow Agent written instructions for the release of the escrow funds and escrow documents. If the Escrow Agent shall not have received such written instructions within the thirty (30) days, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent and upon such appointment deliver the escrow funds and escrow documents to such successor.
12.    Costs and fees incurred by or owing to the Escrow Agent may, at the option of the Escrow Agent, be deducted from any funds held pursuant hereto.
13.    The parties hereto do hereby certify that they are aware that the Federal Deposit Insurance Corporation (“FDIC”) coverages apply only to a cumulative maximum amount of $250,000 for each individual deposit for all of the depositor’s accounts at the same or related institution. The parties hereto further understand that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit are not covered at all by FDIC insurance. Further the parties hereto understand that Escrow Agent assumes no responsibility for, nor will the parties hereto hold Escrow Agent liable for, a loss occurring which arises from the fact that the amount of the above account may cause the aggregate amount of any individual depositor’s accounts to exceed $250,000 and that the excess amount is not insured by the Federal Deposit Insurance Corporation or that FDIC insurance is not available on certain types of bank instruments.
14.    The provisions of this Exhibit C shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

[Remainder of page intentionally blank]

Exhibit C, Page 3

EXHIBIT D

FORM OF DEED

DEED PREPARED BY:

AFTER RECORDING
RETURN TO:

SPECIAL WARRANTY DEED
[____________], LLC, a Delaware limited liability company (“Grantor”), for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid in hand to Grantor by [____________], a _____________ (“Grantee”), whose mailing address is __________________, the receipt and sufficiency of which are hereby acknowledged, has GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents does GRANT, BARGAIN, SELL and CONVEY unto Grantee all of Grantor’s right, title and interest in and to that certain parcel of land located in Cook County, Illinois and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and owned by Grantor as of the date hereof and all easements of record appurtenant thereto, if any (herein collectively called the “Real Property”).
This conveyance is made by Grantor subject to the Permitted Exceptions listed on Exhibit B attached hereto and incorporated herein by this reference.
Together with all and singular the tenements, hereditaments and appurtenances thereunto belonging, or in anywise appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim or demand whatsoever, of the Grantor, either in law or equity, of, in and to the Real Property, with the hereditaments and appurtenances.
TO HAVE AND TO HOLD the Real Property as described above, with the appurtenances, unto the Grantee, its successors and assigns forever.
And the Grantor, for itself, and its successors and assigns, does covenant, promise and agree, to and with the Grantee, its successors and assigns, that during the period that Grantor has owned title to the Property, it has not done or suffered to be done anything whereby the Premises hereby granted is, or may be, in any manner encumbered or charged, except for the Permitted

Exhibit D, Page 1

Exceptions set forth on Exhibit B attached hereto and made a part hereof; and that subject to such Permitted Exceptions, the Grantor will WARRANT AND FOREVER DEFEND the Premises against all persons lawfully claiming by, through or under the Grantor, but not otherwise.
If any term or provision of this Deed or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Deed or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Deed shall be valid and enforced to the fullest extent permitted by law.
[Signature page follows]

Exhibit D, Page 2

IN WITNESS WHEREOF, Grantor has signed and sealed this deed, the day and year first above written.

[______________] OWNER LLC, a Delaware limited liability company

By:    ____________________________
Name:
Title:    Authorized Person

SEND SUBSEQUENT TAX BILLS TO:

___________ LLC
______________
______________
Attention: _____________

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF SUFFOLK, SS.            _________________, 2017

On this ____ day of ________, 2017, before me, the undersigned notary public, personally appeared __________________, proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose as Authorized Person for _____________, a Delaware limited liability company.

____________________________
Notary Public
My Commission Expires:

Exhibit D, Page 3

EXHIBIT A
Legal Description

Exhibit D, Page 4

EXHIBIT B
Permitted Exceptions

Exhibit D, Page 5

EXHIBIT E

FORM OF BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”), is executed as of                          , 2017 by [_____________ LLC], a Delaware limited liability company (“Seller”) for the benefit of [INSERT NAME OF BUYER], [INSERT ORGANIZATIONAL INFO FOR BUYER] (“Buyer”).
W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of ________ ___, 2017, by and between Buyer, Seller and others (as the same may have been amended, modified or assigned, the “Sale Agreement”), Seller agreed to sell to Buyer, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement as the Real Property. Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement; and
WHEREAS, by quitclaim deed of even date herewith, Seller conveyed the Real Property to Buyer; and
WHEREAS, in connection with the above described conveyance Seller desires to sell, transfer and convey to Buyer certain items of tangible personal property as hereinafter described.
NOW, THEREFORE, in consideration of the receipt of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid in hand by Buyer to Seller, the receipt and sufficiency of which are hereby acknowledged, Seller has SOLD, TRANSFERRED, and CONVEYED and by these presents does hereby SELL, TRANSFER, and CONVEY to Buyer all right, title and interest in and to all tangible personal property owned by Seller that is located on the Real Property and used in the ownership, operation, use, development, repair and maintenance of the Real Property, including all books, records and files of Seller relating to the Real Property, and all appliances, equipment, machinery, furniture, furnishings, signs, promotional materials, leasing materials, site plans, surveys, warranties, plans and specifications, manuals and instruction materials, floor plans, computers, computer software, carts, supplies, and inventory, but specifically excluding any Protected Information and any computer software that is licensed to Seller (herein collectively called the “Personal Property”).
This Bill of Sale is made without any covenant, warranty or representation by, or recourse against, Seller other than Seller’s Warranties (as defined in the Sale Agreement).
Seller’s liability under this Bill of Sale shall be limited as set forth in Section 4.3 of the Sale Agreement.

[Remainder of page intentionally blank]

Exhibit E, Page 1

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the date first set forth hereinabove.

[____________ LLC], a Delaware limited liability company

By:    ____________________________
Name:
Title:    Authorized Person

Exhibit E, Page 2

EXHIBIT F

FORM OF ASSIGNMENT OF LEASES AND INTANGIBLE PROPERTY

THIS ASSIGNMENT OF LEASES AND INTANGIBLE PROPERTY (this “Assignment”), is made as of                          , 2017 by and between [___________ LLC], a Delaware limited liability company (“Assignor”) and [INSERT NAME OF BUYER], [INSERT ORGANIZATIONAL INFO FOR BUYER] (“Assignee”).
W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of _______ __, 2017, by and between Assignee, Assignor and others as the same may have been amended, modified or assigned, the “Sale Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement as the Real Property (collectively, the “Real Property”). Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement; and
WHEREAS, the Sale Agreement provides, inter alia, that Assignor shall assign to Assignee certain leases and rights to certain intangible property and that Assignor and Assignee shall enter into this Assignment.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:
1.    Assignment of Leases. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under the Leases affecting the Real Property identified on Exhibit A attached hereto. Assignee hereby accepts the foregoing assignment of the Leases and assumes and agrees to be bound by and to perform all of the obligations of Seller, as landlord, under the Leases, to the extent any of the obligations first accrue and are applicable to periods on or after the date hereof, and otherwise in accordance with the provisions of the Sale Agreement.

2.    Assignment of Intangible Property. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under the following, if and only to the extent the same may be assigned or quitclaimed by Assignor without expense to Assignor (collectively, the “Intangible Property”):
(a)    the contracts, equipment leases, and other agreements relating to the Real Property that are described in Exhibit B attached hereto (the “Contracts”); and
(b)    any licenses, permits and other written authorizations in effect as of the date hereof with respect to the Real Property, certificates of occupancy, trade names and logos in connection with the ownership, operation, use, development, repair and maintenance of the Real Property and any websites and web names pertaining to the Real Property; and

Exhibit F – Page 1

(c)    any guaranties and warranties in effect as of the date hereof with respect to any portion of the Real Property or the personal property conveyed to Assignee by Assignor concurrently herewith.
Assignee hereby accepts the foregoing assignment of the Contracts and assumes the obligations with respect thereto to the extent the same first accrue and are applicable to periods on or after the date hereof.

3.    Intentionally Omitted.

4.    Limitation on Liability. Assignor’s liability under this Assignment shall be limited as set forth in Section 4.3 of the Sale Agreement.

5.    Miscellaneous. This Assignment and the obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be wholly performed within said State and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

6.    Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

7.    Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.
[Remainder of page intentionally blank.]

Exhibit F – Page 2

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.

SELLER:

[_____________ LLC], a Delaware limited liability company

By:    ____________________________
Name:
Title:    Authorized Person

BUYER: ____________________________________________,a ____________ _____________ By: Name: Title:

Exhibit F – Page 3

EXHIBIT G

FORM OF NOTICE TO TENANTS

_____________________, 2017

Re:    Notice of Change of Ownership of
213 W Institute Place, Chicago, Illinois

Ladies and Gentlemen:

You are hereby notified as follows:

That as of the date hereof, 213 W Institute Owner LLC, a Delaware limited liability company, has transferred, sold, assigned, and conveyed all of its interest in and to the above-described property (the “Property”) to [INSERT NAME OF BUYER] (the “New Owner”).
Commencing as of the date of this notice, all rental payments under your lease shall be paid to New Owner. Please make your rent checks payable to New Owner and send all payments of rent to the following address:
____________________________
____________________________
____________________________
Any future written notices with respect to your leased premises at the Property should be made to the New Owner in accordance with your lease terms at the following address:
____________________________
____________________________
____________________________
If there is a security deposit with respect to your lease, it has been transferred to the New Owner and the New Owner shall be responsible for holding your security deposit in accordance with the terms of your lease and applicable laws to the extent received by New Owner.
We expect that New Owner or its property management agent will contact you shortly with respect to other information regarding New Owner, the Property and your lease.

Exhibit G, Page 1

Sincerely,

213 W INSTITUTE OWNER LLC, a Delaware limited liability company

By:    ____________________________
Name:
Title:    Authorized Person

Exhibit G, Page 2

EXHIBIT H

FORM OF FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform [_______________] (the “Transferee”) that withholding of tax is not required upon the disposition of a United States real property interest by [_________ OWNER LLC], a Delaware limited liability company, an entity disregarded from [_____________ LLC], a Delaware limited liability company (the “Seller”), the undersigned hereby certifies the following on behalf of Seller:
1.    Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations); and
2.    Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations issued under the Internal Revenue Code.
3.    Seller’s U.S. employer taxpayer identification number is _________; and
4.    Seller’s office address is c/o Alcion Ventures, One Post Office Square, Suite 3150, Boston, MA 02109.
Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
The undersigned declares that the undersigned has examined this certification and to the best of the undersigned’s knowledge and belief it is true, correct and complete, and the undersigned further declares that such party has authority to sign this document on behalf of Seller.

Exhibit H, Page 1

Certified, sworn to and subscribed before me this ___ day of ____________, 2017. ________________________ Notary Public My Commission Expires: ________________________ (NOTARIAL SEAL)	[____________ LLC], a Delaware limited liability company By:____________________________ Name: Title:Authorized Person

Exhibit H, Page 2

EXHIBIT I

FORM OF TITLE AFFIDAVIT

Exhibit I, Page 1

ALTA STATEMENT FOR THE ISSUANCE OF OWNERS AND LOAN POLICIES

Commitment No.:	Date:

1.
That except as noted at the end of this paragraph, within the last six (6) months (a) no labor, service or materials have been furnished to improve the land, or to rehabilitate, repair, refurbish, or remodel the building(s) situated on the land; (b) nor have any goods, chattels, machinery, apparatus or equipment been attached to the building(s) thereon, as fixtures; (c) nor have any contracts been let for the furnishing of labor, service, materials, machinery, apparatus or equipment which are to be completed subsequent to the date hereof; (d) nor have any notices of lien been received, except the following, if any:

2.	That all management fees and brokerage commissions, if any, are fully paid, except the following:

3.
That there are no unrecorded security agreements, leases, financing statements, chattel mortgages or conditional sales agreements in respect to any appliances, equipment or chattels that have or are to become attached to the land or any improvements thereon as fixtures, expect the following, if any:

4.	That there are no unrecorded contracts or options to purchase the land, except the following, if any:

5.
That there are no unrecorded leases, easements or other servitudes to which the land or building, or portions thereof, are subject, except the following, if any: Tenants as tenants only under leases listed on Exhibit A.

6.	Owner has not executed and delivered any unrecorded mortgage or voluntary lien affecting title, except for those shown on Schedule B of the Commitment.

This statement is made for the purpose of inducing the Title Company to issue a title insurance policy or other title evidence, and to disburse any funds held as escrow agent. The undersigned hereby indemnifies and agrees to save harmless the Title Company against any damages or expense, including reasonable attorney fees, sustained as a result of any of the foregoing matters not being true and accurate and further indemnifies the Title Company as to defects, liens, encumbrances, adverse claims or other matters, if any, created, first appearing in the public records or attaching subsequent to the most recent effective date of the above-referenced Commitment (which shall be no earlier than three (3) business days prior to the closing date) but on or before the date the documents creating the interest being insured have been recorded which shall be no later than five (5) business days after the closing date.

ALTA Statement	Page 1 of 2	IL1704880

ALTA STATEMENT FOR THE ISSUANCE OF OWNERS AND LOAN POLICIES
(Page 2 of 2)

The undersigned makes the above statement for the purpose of inducing the Company to issue its owners and loan policy pursuant to the above commitment.

Executed as of the date first written above.

213 W INSTITUTE OWNER LLC		218-224 W CHICAGO OWNER LLC

BY:	BY:

Subscribed and sworn to before me, This ______ day of ___________, 2017		Subscribed and sworn to before me, This ______ day of ___________, 2017

Notary Public	Notary Public

ALTA Statement	Page 2 of 2	IL1704880

EXHIBIT J

FORM OF TENANT ESTOPPEL CERTIFICATE

KBSGI 213 West Institute Place, LLC
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attention: Ken Robertson and Brett Merz

213 W Institute Owner LLC
c/o Alcion Ventures
One Post Office Square, Suite 3150
Boston, MA 02109
Attention: Kristopher Galletta

Ladies and Gentlemen:
By lease dated __________________, 199___/200__, as modified or amended by _________ (as so modified or amended, the “Lease”), the undersigned (“Tenant”) has leased from 213 W Institute Owner LLC, or its predecessors in interest (“Landlord”) the premises located at 213 W Institute Place, Chicago, Illinois which is more particularly described in the Lease. Landlord, as owner of the property (the “Property”) of which the leased premises are a part, intends to sell the Property to KBSGI 213 West Institute Place, LLC, a Delaware limited liability company (“Buyer”) who, as a condition to the purchase of the Property, has required this tenant estoppel certificate.

In consideration of Buyer’s agreement to purchase the Property and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tenant agrees and certifies to Landlord and to Buyer as follows:
1.    The leased premises and possession thereof are accepted; the Lease is in full force and effect; and the lease term commenced on __________________ and ends on __________________. Tenant is in possession of approximately ____________ square feet. The Lease has not been modified or amended, either verbally or in writing, except as expressly set forth above.
2.    The term of the Lease commenced on ____________________ , _____, and shall expire by its terms on __________________________, 20____, unless sooner terminated.
3.    Rent is paid for the current month but is not paid and will not be paid more than one month in advance. Basic or fixed rent is $__________________ per month and is due on the ___________     of each month. A security deposit in the amount of $__________________ [in cash] [in the form of a letter of credit] has been paid to Landlord.

Exhibit J, Page 1

4.    Tenant’s pro rata share of the entire property in which the Premises are located, for purposes of allocating operating expenses and real estate taxes is ____%. Tenant is obligated to pay its pro rata share of increases over base year 20____.
5.    Neither the Lease nor any other agreement confers upon Tenant any: (i) option or right to extend the term of the Lease; (ii) right to acquire additional space; or (iii) right to terminate the Lease (apart from any termination right arising out of damage to or condemnation of the leased premises) unless and except as described herein:                                                                     .
6.    Neither the Lease nor any other agreement confers upon Tenant any right of first refusal or option to purchase all or any portion of the property of which the leased premises are a part.
7.    Neither Landlord nor any successor or assign of Landlord owes any amount to Tenant. Tenant has no right to any concession (rental or otherwise) or similar compensation pertaining to the Lease or the leased premises. Tenant has no charge, lien or claim of setoff under the Lease or otherwise against rents or other charges due or to become due under the Lease.
8.    To Tenant’s knowledge, there are not any uncured defaults in the performance of Landlord’s obligations under the Lease, and Tenant has no existing claim against Landlord by reason of any default by Landlord in the performance of Landlord’s obligations under the Lease. There are not any uncured defaults in the performance of Tenant’s obligations under the Lease.
9.    All improvements, equipment, trade fixtures and any other items to be constructed or furnished by or at the expense of Landlord for the leased premises have been completed or supplied to the satisfaction of the Tenant, and all contributions by Landlord to Tenant on account thereof or otherwise have been received by Tenant.
10.    There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant.
11.    Tenant has not assigned its interest in the Lease nor has Tenant sublet any portion of the leased premises, except: __________________________________.
This certificate may be relied upon by Landlord, Buyer, Buyer’s capital source or lender from time to time, and all of the foregoing’s respective successors and assigns.
TENANT:
_____________________________
[INSERT NAME OF TENANT]

By:

Exhibit J, Page 2

Name:
Title:
Date:             , 2017

Exhibit J, Page 3

EXHIBIT K

DUE DILIGENCE DELIVERIES

Service Contracts
213 W Institute Place Owner Fixed Gas Pricing Dec 2015
213WI Constellation Gas Agreement 103015
213WI Energy Contract 10.6.15
Agera – Energy Contract
Crescent Dayporter x101017.
Finn Landscape - snow removal
Fox Valley Fire & Safety
Goby SeaSuite Agreement 042115
HomeComfort x093117
Kings III agreement 050515
Lakeshore Waste contract 032515
Sonitrol Agreement_031715
Standard Parking Fully Executed Contract 08-19-13
Suburban Elevator Freight elevator maintenance agreement
Suburban Elevator Passenger maintenance agreement

CAM Recs
213WI - 2015 OpEx and RE Tax Rec FINAL
213WI - 2016 OpEx and RE Tax Rec FINAL
Chicago Gallery - Reimb. Utilities

Floor Plans
213 Floor Plans - All
213 W Institute - Suite 401 (2,178rsf).
213 W Institute - Suite 409 (4,154rsf)
213 W Institute - Suite 504 (5,998rsf)
213WI Ste 104
213WI Ste 201
213WI Ste 205
213WI Ste 207
213WI Ste 210 rentable SF
213WI Ste 401
213WI Ste 500
213WI Ste 500b
213WI Ste 511
213WIP Lease Book - December 2016 (Revised Storage)
SUITE 302 - 16011
SUITE 401 - 16011
Suite 422
SUITE 506 – 16011
Suite 510

Exhibit K, Page 1

Suite 610

Miscellaneous
REIT Qualifier Property Services Questionnaire
213WI Historical Occupancy
213 WIP Suite 703 - Amber - 5th Lease Amendment
213 Rent Roll
213 - Deposits
AgingDetail_6_30_2017
213 WIP Future TI LC Obligations
213WI - Free Rent
Leasing Commissions 213
GeneralLedger_213_Accrual
2017 Budget & Gross Ups
Capital Budget_Draw for CBRE
Thumbs.
213 TI Summary
213 Stacking Plan 4.24.17
213 RentRollYTD
213 West Institute Place survey-082214
081061-1 - Chicago IL (Final)
CG.14-213W.Institute-Due-Dilligence-Report_12.30 Amended
Commitment CMT1 213 W.Institute 08-12-14
Seller’s Title Policy
Leases listed on Exhibit L
Evidence of paid parking taxes from Standard Parking
Elevator contract
Updated AR schedule as of 7/31/17

Operating Statements
12_Month_Statement_213_Accrual
213 W. Institute Operating Stmt 2.15-6.15
213 W. Institute Operating Stmt 7.15-6.16
213 W. Institute Operating Stmt 7.16-3.17

Real Estate Taxes
213.218 2014 RE Taxes Paid 08 Aug 2015
213WI - 2015 First Installment Property Tax
213WI - 2015 Second Installment Property Tax
213WI - 2016 First Installment Property Tax
Assessed Valuation Reduction-2016 RE Taxes (Flanagan)
Cook County Property Tax Portal

Structural
213 Lower Level Redevelopment Prelim Budget - 2017
213 Roof Top Deck Prelim Budget - 2017
213 W Institute - Facade Report

Exhibit K, Page 1

213 W Institute Equip Inventory 6.13.2017
Ameritus.213 W Institute.11.25.14
Fire Pump Inspection Report

Environmental
Phase I Environmental Report (Parts 1-4) dated December 2014 prepared by RPS GaiaTech for Ameritus LLC

8.14.2017
06.17 SPC Chicago & Cook Parking Tax - Loc 72688 Support.pdf
06.17 SPC Chicago Payment.pdf
06.17 SPC Cook County Return & Payment.pdf
213 W. Institute - Dec 2015 Rent Roll.xlsx
213 W. Institute - Dec 2016 Rent Roll.xlsx
GeneralLedger_213_Cash - 2016.xlsx
GeneralLedger_213_Cash - Jan thru June 2017.xlsx
Income_Statement_213_Cash - 2016.xlsx
Quarterly_statement_213_Cash - 2017.xlsx
Tenant Ledger 2016 - 213 W. Institute.xlsx
Tenant Ledger 2017 - 213 W. Institute.xlsx
Trial_Balance_213_Cash - 2016.xlsx
Trial_Balance_213_Cash - Jan - June 2017.xlsx

8.15.2017
213 W Institute - KBS DD Questions [BB 8.15].docx
213 W Institute HVAC Equip Inventory 8.11.2017.xlsx
213 WIP Suite 412 Verity Three - 1st Amendment.pdf
301_Commencement Letter.pdf
303 - KTL Enterprises (Chicago RN Pilates) Original Lease, 1st Amendment, 2nd Amendment, 3rd Amendment.pdf
308_Commencement Letter.pdf
502_HPZS Lease.pdf
508 - Spin Artists - Cerise Films Lease to 1st Amendment.pdf
509_Littman Abstract, Second Amendment.pdf
610_Codingdojo Commencement Letter.pdf
701_Doc Bs Commencement Letter.pdf
701_Doc Bs First Amendment.pdf
Commencement Date Letter - Revised.pdf
Roof Warranty 060617.pdf
2017 Critical Exam_Facade.pdf

8.16.2017
213 W Institute - Calc Package (new)_JK.pdf
213 W Institute_STRUCTRAL.pdf

Exhibit K, Page 1

213WI freight permit 11.28.16.pdf
Drawings.pdf
Executed Proposal - Klaucens Generator Plans - 2.25.16.pdf
Freight Fixture Drawings 110916.pdf
Generator Permit.jpg
HPZS work letter - Suite 502.pdf
KPZS-502.xls
LOC - Cushing.pdf
NFS2-3030 Panel 090914.pdf
Part specs.JPG
Permit 100689763 .pdf
Suburban SOW 061016.pdf
SUITE 502.HPZS.power & data plan_2017.05.16.pdf
Suite502.2017.06.29[1].pdf

8.17.2017
213 WI_STRUCTRAL PLANS.pdf
213WI Structural Permit.pdf
302 - Spartan Logistics Services LLC.pdf
502 - Act One Recruiting Lease to 1st Amendment.pdf
502 - Act One Recruiting Second Amendment.pdf
510 - RCGF Media LLC Lease[1].pdf
707 - Hamley Wells Corporation Lease.pdf
712 - Mode Architects PC - Possession Turnover Letter.pdf 2014 Façade Project Documents 2014 (Bid Documents; AIA Contract; Drop Drawings)

Exhibit K, Page 1

EXHIBIT L

LIST OF TENANTS

See Attached

Exhibit L, Page 1

213 WIP Lease Info

Suite / Unit	Tenant Name	RSF	Tenant Expiration
101	Beercade	15,474	9/30/2024
304	Beercade	1,905	8/31/2019
103/600	Dogwhistle, Inc. dba Chicago Portfolio School	13,822	3/31/2022
103/600	Dogwhistle, Inc. dba Chicago Portfolio School (and) Digital Bootcamp	13,822	3/31/2022
104	Haute Living	6,308	9/30/2025
LL - 02	Haute Living	908	9/30/2025
200	Cushing and Company	17,794	5/31/2026
LL - 03	Cushing	1,168	4/30/2027
206	Amber Enterprises	1,052	5/21/2017
206	Amber Enterprises	1,052	5/31/2015
206	Amber Enterprises	1,052	5/3/2012
206	Amber Enterprises	2,048	5/31/2009

703	Amber Enterprises	2,048	1/31/2018
703	Amber Enterprises	2,048	1/17/2019
703	Amber Enterprises	2,048	1/31/2018
210	Irvin Stern Foundation	1,136	11/30/2021

503	Irvin Stern Foundation	1,136	11/30/2021
210	Irvin Stern Foundation	1,136	11/30/2021
301	M1 Financial	3,919	4/30/2019

301	M1 Financial	3,919	4/30/2019
302	Susan G. Komen	2,114	1/31/2023

303	KTL Chicago River North d.b.a. Chicago River North Pilates	2,025	7/31/2020
303	KTL Chicago River North d.b.a. Chicago River North Pilates	2,025	5/31/2017
303	KTL Chicago River North d.b.a. Chicago River North Pilates	2,025	2/28/2014
303	KTL Chicago River North d.b.a. Chicago River	2,025	2/28/2012
303	KTL Chicago River North d.b.a. Chicago River	2,025	2/28/2009
303	KTL Chicago River North d.b.a. Chicago River North Pilates	2,025	2/28/2009
303	KTL Chicago River North d.b.a. Chicago River	2,025	2/28/2006
306	Children's Oncology Services	1,729	6/30/2020
306	Children's Oncology Services	1,729	6/30/2017
306	Children's Oncology Services	1,729	6/30/2017
306	Children's Oncology Services	1,729	6/30/2017
306	Children's Oncology Services	1,729	4/30/2014
306	Children's Oncology Services	1,729	4/30/2012
306	Children's Oncology Services	1,729	4/30/2010

306	Children's Oncology Services	1,729	4/30/2009
307	Mobilex	2,997	11/30/2019
307	Mobilex	2,997	11/30/2019
308	Simply from the Heart Foundation	1,461	11/30/2021
308	Simply from the Heart Foundation	1,461	11/30/2021
309	Chicago Gallery News	2,173	10/31/2018
407	Chicago Gallery News	2,173	10/31/2018
407	Chicago Gallery News	2,173	10/31/2015
310	Tiesta Tea	2,406	1/31/2021
402	The Total Training Company	1,882	2/28/2019
402	The Total Training Company	1,882	2/28/2014
403	Lawyers for the Creative Arts	1,969	1/31/2019
403	Lawyers for the Creative Arts	1,969	8/31/2013
403	Lawyers for the Creative Arts	1,969	8/31/2008
403	Lawyers for the Creative Arts	1,969	8/31/2003
404	Government Navigation	3,924	7/31/2009
406	Wang Kobyashi Austin, LLC	1,067	12/31/2016
406	Wang Kobyashi Austin, LLC	1,067	10/31/2013
706	Wang Kobyashi Austin, LLC	1,067	12/31/2021
408	Supernova	5,214	11/30/2020

408	Supernova	5,214	11/30/2020
410	Medtelligent Inc.	2,952	7/31/2019
412	VerityThree, Inc.	1,351	3/31/2023
412	VerityThree, Inc.	1,351	3/31/2018
412	VerityThree, Inc.	1,351	3/31/2018
412	VerityThree, Inc.	1,351	3/31/2018
412	Neoteric Design	1,882	4/30/2013
702	Neoteric Design	1,882	4/30/2018
500	Quorn Foods, Inc.	4,902	5/31/2022
610	Quorn Foods, Inc.	4,902	12/31/2016
501	The Silverman Group, Inc.	2,264	8/31/2024
501	The Silverman Group, Inc.	2,264	8/31/2017
501	The Silverman Group, Inc.	2,264	8/31/2012
502	Studio AH, LLC d.b.a. HPZS	1,882	3/31/2023
508	Color Playground/Cerise Films/SPin Artist/Nolan Post	3,773	5/31/2022
508	Color Playground/Cerise Films/SPin Artist/Nolan Post	2,286	12/31/2016
508	Color Playground/Cerise Films/SPin Artist/Nolan Post	2,286	9/30/2013
509	Littman Bros. Energy Supplies, Inc.	1,475	11/30/2021
703	Littman Bros. Energy Supplies, Inc.	1,475	11/30/2021
703	Littman Bros. Energy Supplies, Inc.	1,475	11/30/2016
		1,475
512	Everfi, Inc.	2,517	4/30/2020

512	Everfi, Inc	2,517	4/30/2017
606	Editworks	2,498	7/31/2019
606	Editworks	2,498	7/31/2019
606	Editworks	2,498	3/31/2014
606	Editworks	2,498	NOTE
606	Editworks	2,498	3/31/2009
606	Editworks	1,375	3/31/2004
610	CodingDojo LLC	8,673	9/30/2022
610	CodingDojo LLC	8,673	9/30/2022
701	Doc B's Fresh Kitchen LLC	2,225	4/30/2024
701	Doc B's Fresh Kitchen LLC	2,225	4/30/2024
701	Doc B's Fresh Kitchen LLC	2,225	4/30/2024
704	Galambos & Assoc.	1,987	1/31/2019
704	Galambos & Assoc.	1,987	1/31/2019
705	Urban Expositions	2,011	5/31/2022
708	Carol Naughton + Associates, Inc.	2,286	11/30/2020
708	Carol Naughton + Associates, Inc.	2,286	6/30/2015
708	Carol Naughton + Associates, Inc.	2,286	6/30/2012
708	Carol Naughton + Associates, Inc.	2,286	3/31/2011
708	Carol Naughton + Associates, Inc.	2,286	3/31/2006
709	Flex Pilates	1,905	7/31/2018
710	Flex Pilates	1,905	7/31/2016
710	Urban Works Ltd	2,978	4/30/2018
710	Urban Works Ltd	2,978	4/30/2013
710	Urban Works Ltd	2,978	4/30/2010
710	Urban Works Ltd	2,978	4/30/2007
710	Urban Works Ltd	2,978	4/30/2004
712	Mode Architects	1,238	9/30/2018
712	Mode Architects	1,238	9/30/2018
712	Mode Architects	1,238	9/30/2018

Grand Totals (30 Records)

Confidential Information -Do Not Distribute
Copyright 9C) 2000-2017 salesforce.com, inc., All rights reserved.

Document	Document Date
ORIGINAL LEASE	1/16/2014
ORIGINAL LEASE	March 2014
ORIGINAL LEASE	7/18/2014
COMMENCEMENT LETTER	11/1/2014

ORIGINAL LEASE	4/4/2016
ORIGINAL LEASE - LOWER LEVEL	4/4/2016
ORIGINAL LEASE	11/18/2016
FIRST AMENDMENT TO LEASE	3/22/2017
THIRD AMENDMENT TO LEASE	May 2015
SECOND AMENDMENT TO LEASE	7/9/2012
FIRST AMENDMENT TO LEASE	2/3/2009
ORIGINAL LEASE	3/23/2006

FOURTH AMENDMENT TO LEASE	1/20/2017
FIFTH AMENDMENT TO LEASE	7/20/2017
RELOCATION NOTICE	7/20/2017
ORIGINAL LEASE	September 2016

FIRST AMENDMENT TO LEASE	2016
COMMENCEMENT LETTER	12/29/2016
ORIGINAL LEASE	6/30/2015

COMMENCEMENT LETTER	8/28/2015
ORIGINAL LEASE	5/22/2017

FIFTH AMENDMENT TO LEASE	5/23/2017

FOURTH AMENDMENT TO LEASE	2/28/2014

THIRD AMENDMENT TO LEASE	5/16/2012

SECOND AMENDMENT TO LEASE	2/3/2009
FIRST AMENDMENT TO LEASE	2/28/2006
COMMENCEMENT LETTER	3/10/2004

ORIGINAL LEASE	2/27/2004
FIFTH AMENDMENT TO LEASE	3/23/2017
FOURTH AMENDMENT TO LEASE	5/8/2014
CONFIRMATION OF EFFECTIVE DATE	9/18/2014
CONFIRMATION LETTER	9/4/2014
THIRD AMENDMENT TO LEASE	10/15/2012
SECOND AMENDMENT TO LEASE	5/11/2009
FIRST AMENDMENT TO LEASE	2/16/2009

ORIGINAL LEASE	3/23/2006
FIRST AMENDMENT TO LEASE	5/31/2017
ORIGINAL LEASE	6/5/2014
COMMENCEMENT LETTER	6/24/2016
ORIGINAL LEASE	5/24/2016
SECOND AMENDMENT TO LEASE	2/10/2016
FIRST AMENDMENT TO LEASE	5/4/2015
ORIGINAL LEASE	10/18/2012
ORIGINAL LEASE	7/16/2015
Ltr - EXERCISED RENEWAL OPTION	6/6/2013
ORIGINAL LEASE	1/19/2011
THIRD AMENDMENT TO LEASE	August 2013
SECOND AMENDMENT TO LEASE	6/12/2008
FIRST AMENDMENT TO LEASE	8/31/2003
ORIGINAL LEASE	7/20/1998
ORIGINAL LEASE	3/7/2014
FIRST AMENDMENT TO LEASE	8/2/2013
ORIGINAL LEASE	10/20/2010
SECOND AMENDMENT TO LEASE	10/18/2016
Original Lease - EXPANSION PREMISES	7/14/2015

LICENSE AGREEMENT	4/8/2015
ORIGINAL LEASE	12/20/2013
FIRST AMENDMENT TO LEASE	3/31/2017
ORIGINAL LEASE	3/28/2014
GUARANTY	3/7/2014
SECOND AMENDMENT TO LEASE	5/1/2017
ORIGINAL LEASE	12/29/2008
FIRST AMENDMENT TO LEASE	2/27/2013
FIRST AMENDMENT	4/18/2016
ORIGINAL LEASE	12/12/2013
SECOND AMENDMENT TO LEASE	10/24/2016
FIRST AMENDMENT TO LEASE	11/1/2012
ORIGINAL LEASE	April 2007
ORIGINAL LEASE	7/24/2017
SECOND AMENDMENT TO LEASE	1/14/2016

FIRST AMENDMENT TO LEASE	10/1/2013

ORIGINAL LEASE	8/25/2010

SECOND AMENDMENT TO LEASE	9/1/2016
FIRST AMENDMENT TO LEASE	8/15/2016
ORIGINAL LEASE	September 2013

FIRST AMENDMENT	7/12/2016

ORIGINAL LEASE	3/28/2014
FIFTH AMENDMENT TO LEASE	5/21/2014
FOURTH AMENDMENT TO LEASE	5/21/2014
THIRD AMENDMENT TO LEASE	2/9/2009
SECOND AMENDMENT TO LEASE	DOES NOT EXIST
FIRST AMENDMENT TO LEASE	11/4/2003
ORIGINAL LEASE	3/6/2001
ORIGINAL LEASE	6/22/2016
COMMENCEMENT LETTER	1/12/2017
ORIGINAL LEASE	11/10/2016
FIRST AMENDMENT TO LEASE	6/30/2017
COMMENCEMENT LETTER	7/1/2017
ORIGINAL LEASE	6/25/2013
GUARANTY	June 2013
ORIGINAL LEASE	11/4/2016
FOURTH AMENDMENT TO LEASE	5/26/2015
THIRD AMENDMENT TO LEASE	7/11/2012
SECOND AMENDMENT TO LEASE	2/18/2011
FIRST AMENDMENT TO LEASE	3/10/2006
ORIGINAL LEASE	2/12/2001
1ST AMENDMENT	1/19/2016
ORIGINAL LEASE	9/30/2013
FOURTH AMENDMENT TO LEASE	5/1/2013
THIRD AMENDMENT TO LEASE	3/22/2010
SECOND AMENDMENT TO LEASE	3/16/2007
FIRST AMENDMENT TO LEASE	4/29/2004
ORIGINAL LEASE	4/26/2001
ORIGINAL LEASE	9/1/2013
POSESSION TURNOVER LETTER	9/30/2013
ORIGINAL LEASE	September 2013

EXHIBIT M

EXCEPTIONS TO SELLER’S WARRANTIES

None

EXHIBIT M, Page 1

EXHIBIT N

LEASING EXPENSE CREDITS TO BUYER

See Attached

EXHIBIT N, Page 1

								8/29/2017 4:20 PM
OUTSTANDING TENANT OBLIGATIONS - 213 W. INSTITUTE PLACE

Property	Unit(s)	Lease	Area	Lease To	Term	Tenancy	Monthly	Total
						Years	Rent	As of October 1, 2017
213 W. Institute Place (213)	003, 200	Cushing and Company (cuscom)	18,962.00	5/31/2027	120.00	0.33
		rentconc	200	17,794.00	6/1/2017	12/31/2017	-36,329.42	$(145,317.80)
		rentconc	200	17,794.00	6/1/2024	6/30/2024	-41,519.33	$(41,519.33)

213 W. Institute Place (213)	103, 601	Dog Whistle Inc. (dogwhi )	13,822.00	7/31/2022	89.00	2.58	27,837
		rentconc	601	9,714.00	6/1/2018	6/30/2018	-18,801.96	$(18,801.96)
		rentconc	103	4,108.00	6/1/2018	6/30/2018	-9,035.51	$(9,035.51)
		rentconc	601	9,714.00	6/1/2019	6/30/2019	-19,319.02	$(19,319.02)
		rentconc	103	4,108.00	6/1/2019	6/30/2019	-9,283.99	$(9,283.99)

213 W. Institute Place (213)	302	Susan G. Komen Chicagoland Area (suskom )	2,114.00	1/31/2023	66.00	0.17	0.00
		rentconc	302	2,115.00	8/1/2017	1/31/2018	-4,932.67	$(19,730.68)

213 W. Institute Place (213)	303	KTL Enterprises (ktlent )	2,025.00	7/31/2020	77.00	3.58
		rentconc	303	2,025.00	6/1/2018	6/30/2018	-4,725.00	$(4,725.00)
		rentconc	303	2,025.00	7/1/2018	7/31/2018	-2,362.50	$(2,362.50)
		rentconc	303	2,025.00	6/1/2019	6/30/2019	-4,809.38	$(4,809.38)
		rentconc	303	2,025.00	6/1/2020	6/30/2020	-4,893.75	$(4,893.75)

213 W. Institute Place (213)	407, 408	Supernova Lending, LLC (suplen )	5,214.00	11/30/2020	68.00	2.50
		rentconc	407	1,060.00	7/1/2017	2/28/2018	-1,136.85	$(5,684.25)

213 W. Institute Place (213)	410	Medtelligent Incorporated (medinc)	2,952.00	7/31/2019	65.00	3.58
		rentconc	410	2,952.00	1/1/2018	1/31/2018	-5,645.03	$(5,645.03)
		rentconc	410	2,952.00	1/1/2019	1/31/2019	-5,814.38	$(5,814.38)

213 W. Institute Place (213)	501	The Silverman Group, Inc. (silgro)	2,264.00	8/31/2024	206.00	10.25
		rentconc	501	2,264.00	9/1/2018	9/30/2018	-5,246.82	$(5,246.82)
		rentconc	501	2,264.00	9/1/2019	9/30/2019	-5,403.41	$(5,403.41)

213 W. Institute Place (213)	507, 508	Spin Artists, LLC (spiart )	3,773.00	5/31/2022	141.00	7.08

								8/29/2017 4:20 PM
OUTSTANDING TENANT OBLIGATIONS - 213 W. INSTITUTE PLACE

Property	Unit(s)	Lease	Area	Lease To	Term	Tenancy	Monthly	Total
						Years	Rent	As of October 1, 2017
		rentconc	507, 508	3,773.00	1/1/2018	1/31/2018	-8,420.08	$(8,420.08)
		rentconc	507, 508	3,773.00	1/1/2019	1/31/2019	-8,671.61	$(8,671.61)
		rentconc	507, 508	3,773.00	1/1/2020	1/31/2020	-8,932.58	$(8,932.58)
		rentconc	507, 508	3,773.00	1/1/2021	1/31/2021	-9,199.83	$(9,199.83)

213 W. Institute Place (213)	610	CodingDojo LLC (cpdllc )	8,673.00	9/30/2022	70.00	0.83

		rentconc	610	8,673.00	6/1/2019	7/31/2019	-20,598.38	$(41,196.76)

213 W. Institute Place (213)	502	** Studio AH, LLC (studah )	1,882.00	3/31/2023	66.00	0.00

	Rent Steps	Charge	Unit	Area	From	To	Monthly Amt
		** rentconc	502	1,882.00	10/1/2017	3/31/2018	-5,065.33	$(30,391.98)

				TOTAL FREE RENT OUTSTANDING				$(414,405.53)

				TOTAL TENANT IMPROVEMENTS OUTSTANDING*				$(34,962.00)

				TOTAL LEASING COMMISSIONS OUTSTANDING*				$(5,125.50)

			TOTAL LEASE OBLIGATIONS OUTSTANDING AS OF 10/1/17					$(454,493.03)

			*Tenant Improvements based on estimates and subject to adjustments at closing based off actual costs

			*Pursuant to Section 5.2.4(a) of the Agreement, amount represents 50% of the outstanding HPZS Tenant Improvements and and Leasing Commissions costs

EXHIBIT O

PURCHASE PRICE ALLOCATION

Property	Allocated Purchase Price
213 W Institute Property	$39,900,000
218-224 W Chicago Property	$3,600,000

EXHIBIT O, Page 1

EXHIBIT P

DOCUMENTS REQUIRED FOR 3-14 AUDIT
General

•	Property operating statements for the most recent full calendar year (2016) and for the current year to date with break out in quarterly intervals.

•	Trial balances at the end of the most recent full calendar year (12/31/16) and as of the current date.

•	General ledger for the most recent full calendar year and for the current year to date (should include activity for entire year).
Revenues
Access to the following for all revenues for the most recent full calendar year and for the current year to date:

•	Lease agreements including any leases which have expired or were terminated in 2016

•	Rent rolls as of 12/31/15 and 12/31/16

•	Detailed tenant ledger for the latest full calendar year and current year

•	Access to billing invoices and tenant cash receipts for specific tenants (selections to be provided)

Supporting documents and schedules for other revenues (ie. parking income), if applicable, for the most recent full calendar year and for the current year to date.
Expenses
Access to the following for all expenses for the most recent full calendar year and for the current year to date:

•	Invoices and check copies (selections to be provided)

•	Check registers

•	Agreements with Contractors (specific agreements to be requested)

Reimbursable Expenses

Access to the following for the most recent full calendar year and for the current year to date:

•	CAM calculation to support monthly billings.

•	Year-end CAM reconciliation.
Post-closing
Final operating statement, trial balance and general ledger for the current year from January 1 through the date of sale.

EXHIBIT P, Page 1

EXHIBIT Q

ESCROW HOLDBACK AGREEMENT

[See attached]

EXHIBIT Q, Page 1

HOLDBACK ESCROW AGREEMENT
THIS HOLDBACK ESCROW AGREEMENT (this “Agreement”) is made as of
, 2017 (the “Effective Date”), by and among 213 W INSTITUTE OWNER LLC, a Delaware limited liability company (“Institute Owner”) and 218-224 W CHICAGO OWNER LLC, a Delaware limited liability company (“Chicago Owner” and, collectively with Institute Owner, “Seller”) and , a Delaware limited liability company (together with its successors and permitted assigns, collectively, “Buyer”) and COMMONWEALTH LAND TITLE INSURANCE COMPANY (“Escrow Agent”).
PRELIMINARY STATEMENT
A.WHEREAS, Seller and KBS Capital Advisors LLC, a Delaware limited liability company (“Original Buyer”), are parties to that certain Purchase and Sale Agreement dated as of August , 2017, as the same was assigned by Original Buyer to Buyer pursuant to that certain Assignment and Assumption of Purchase and Sale Agreement dated , 2017 (collectively, as the same may be amended and assigned, the “Purchase Agreement”). All terms not otherwise defined herein shall have the meaning assigned to them in the Purchase Agreement.
B.Seller has agreed to sell and Buyer has agreed to purchase the Property, on the terms and conditions stated in the Purchase Agreement. Pursuant to Section 7.3.3 of the Purchase Agreement, at Closing, a portion of the Purchase Price otherwise payable to Seller in an amount equal to Six Hundred Fifty-Two Thousand Five Hundred Dollars ($652,500) (together with any interest accrued thereon from and after the date hereof, the “Holdback Amount”) shall be retained by Escrow Agent in escrow as security for any losses incurred by Buyer as the result of a breach of Seller’s Warranties, or any of the covenants of Seller that survive the Closing as set forth in the Purchase Agreement, during Seller’s Warranty Survival Period, which, for the avoidance of doubt, shall not include any amounts owed by Seller to the DOR that are disclosed in any release letters or certificates received from the DOR (which will be deposited into a separate escrow account established by Escrow Agent and Seller, if and as applicable). Buyer and Seller now desire to enter into an agreement with Escrow Agent with respect to said Holdback Amount.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Creation of Escrow. Escrow Agent hereby acknowledges receipt and acceptance of the Holdback Amount and Buyer and Seller hereby request Escrow Agent, and Escrow Agent hereby agrees, to hold same in escrow pursuant to the terms and conditions set forth herein. Escrow Agent hereby agrees and acknowledges that it has received and reviewed a copy of the Purchase Agreement.
2.    Administration of Escrow.

(a)    To the extent that Buyer has a claim for reimbursement from Seller pursuant to the terms of Section 7.3.3 of the Purchase Agreement or any of the covenants of Seller that survive the Closing as set forth in the Purchase Agreement (collectively, the “Seller’s Post Closing Obligations”), Buyer shall send a written notice of any such claim simultaneously to Seller and Escrow Agent (a “Claim Notice”) confirming that Buyer is entitled to payment in the amount set forth in such Claim Notice and demanding that some or all of the Holdback Amount (the “Amount Demanded”) be delivered to it in payment thereof. Upon receipt thereof, Escrow Agent shall promptly indicate to all parties the date of receipt of the Claim Notice. Escrow Agent shall promptly deliver the Amount Demanded to Buyer if Seller does not, within five (5) business days of Seller’s receipt of the Claim Notice, simultaneously deliver to Escrow Agent and Buyer written notice stating that Buyer is not entitled to the Amount Demanded and setting forth the nature and grounds for the objection. In such case, Escrow Agent is hereby directed to continue to hold the Amount Demanded until directed otherwise by either a joint direction from Buyer and Seller or a court order.
(b)    Notwithstanding the foregoing, the parties acknowledge that pursuant to the terms of Section 7.3.3 of the Purchase Agreement, Seller has no liability to Buyer for any claims unless or until Buyer’s claim(s) exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate. At such time as Buyer sends its first Claim Notice, Buyer shall provide appropriate information as to any and all claims making up such Twenty-Five Thousand Dollar ($25,000) minimum.
(c) Starting from the first business day immediately following the date that is one hundred eighty (180) days after the Effective Date (the “Outside Date”), Buyer shall have no further right to any further payments from the Holdback Amount, except to the extent that any Claim Notice submitted prior to the Outside Date remains unresolved, in which event a portion of the Holdback Amount in an amount equal to one hundred fifty percent (150%) of the Amount Demanded in such Claim Notice shall remain in escrow and continue to be available for payment to Buyer if applicable upon resolution of such claim. Except as set forth in the immediately foregoing sentence, on the Outside Date, Escrow Agent shall disburse the balance of the Holdback Amount to Seller by wire transfer of immediately available federal funds in accordance with wiring instructions to be provided by Seller.
3.    Investment of Holdback Amount. Escrow Agent is hereby directed to the fullest extent possible to invest the Holdback Amount in U.S. Treasury Bills, certificates of deposit or such other interest bearing accounts or securities as Seller may direct. Escrow Agent shall not be held responsible for any loss of principal or interest which may be incurred as a result of making the investments or redeeming said investment for the purposes of this escrow. All interest earned on the Holdback Amount shall be retained in escrow in accordance with the terms of this Agreement and shall constitute part of the Holdback Amount. Seller shall be solely responsible for any taxes payable in connection with any interest earned or accrued on the Holdback Amount.
4.    Notices. Any notice, communication, request, reply or advice (collectively, “Notice”) provided for or permitted by this Agreement to be made or accepted by either party

2

must be in writing. Notice shall be given or served by delivery by overnight courier or by E- Mail. Notice by overnight courier shall be effective one business day after deposit with the courier service. Notice given by E-Mail shall be effective on the business date delivered, provided that such notice is also sent concurrently by overnight courier. Notwithstanding the foregoing, any Notice received after 5:00 p.m. local time of the recipient shall be deemed to have been delivered the following business day. For the purposes of Notice, the addresses of the parties shall be:
IF TO BUYER:
c/o KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700 Newport Beach, CA 92660
Attention: Ken Robertson and Brett Merz
E-mail: krobertson@kbs.com; bmerz@kbs.com Telephone: (949) 417-6502; (949) 417-6545

COPY TO:

James Chiboucas, Esq.
Vice Chairman and Chief Legal Officer 800 Newport Center Drive, Suite 700 Newport Beach, CA 92660
E-mail: jchiboucas@kbs.com Telephone: (949) 417-6555
and
Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, CA 92612
Attention: L. Bruce Fischer and Craig Glorioso
Email: fischerb@gtlaw.com; gloriosoc@gtlaw.com
Telephone: (949) 732-6670; (949) 732-6665

IF TO SELLER:

213 W Institute Owner LLC
c/o Alcion Real Estate Partners Master Fund III, L.P. One Post Office Square, Suite 3150
Boston, Massachusetts 02109
Attention: Eugene DelFavero and Kristopher Galletta Telephone #: (617) 603-1040; (617) 603-1004
E-mail Address: gdelfavero@alcionventures.com;

3

kgalletta@alcionventures.com
and
c/o Ameritus LLC
205 W. Wacker Drive, Suite 1300
Chicago, Illinois 60606
Attention: Jeb Scherb
Telephone #: (312) 332-9920
E-mail Address: jscherb@askameritus.com
COPY TO:
Goodwin Procter LLP 100 Northern Avenue
Boston, MA 02210
Attention: Kristen P. Tassone, Esq.
Telephone #: (617) 570-8161
Email address: ktassone@goodwinlaw.com
IF TO ESCROW AGENT:
Lawyers Title Company
Issuing Policies of Commonwealth Land Title Insurance Company 4100 Newport Place Drive #120
Newport Beach, CA 92660
Attention: Joy Eaton
Telephone #: (949)724-3145
Email Address: joyeaton@ltic.com
The parties shall have the right from time to time to change their respective addresses for notice by at least five (5) business days’ written notice to the other party.
5.    Compliance. Escrow Agent is expressly authorized to regard and to comply with any and all court orders, judgments or decrees entered or issued by any court, with or without jurisdiction, and in case Escrow Agent obeys or complies with any such order, judgment or decree of any court, it shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree be entered without jurisdiction or be subsequently reversed, modified, annulled, set aside or vacated.
6.    Entire Agreement. This Agreement constitutes the entire agreement between Escrow Agent, on the one hand, and Seller and Buyer, on the other hand, relating to escrowed security for Seller’s Post-Closing Obligations and supersedes all other prior and contemporaneous agreements, whether oral or written, express or implied; provided, however,

4

that as between Buyer and Seller the terms and provisions of this Escrow Agreement shall in no event amend, or in any other respect modify, any of the rights and obligations of Buyer and Seller as set forth in the Purchase Agreement.
7.    Miscellaneous. This Agreement may not be modified or amended except by a writing executed by all parties. Every consent, excuse, delay, deviation or waiver from the specific terms of this Agreement must be in writing and signed by the party adversely affected and shall only apply to the action described in the writing. The parties agree to execute such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this Agreement. If any term, covenant or condition of the Agreement or its application to any person or circumstances shall be held to be invalid or unenforceable, the remainder of the Agreement and the application of such term or provision to other persons or circumstances shall not be affected, and each term hereof shall be valid and enforceable to the fullest extent permitted by law. This Agreement shall be governed by the laws of the State of Illinois. Time is of the essence for the payment and performance of all obligations under this Agreement. Each of the individuals executing this Agreement on behalf of a party individually represents and warrants that he or she has been authorized to do so and has the power to bind the party for whom he or she is signing.
8.    Binding Effect. This Escrow Agreement shall be binding upon, and inure to the benefit of, the parties hereto, and their respective heirs, legal representatives, successors and assigns.
9.    Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and is intended to be binding when all parties have delivered their signatures to the other parties. Signatures may be delivered by facsimile or electronic transmission. All counterparts shall be deemed an original of this Agreement.
10.    Costs. The fees of the Escrow Agent shall be shared equally by Buyer and Seller.
11.    Attorneys’ Fees. In the event of any dispute between the parties, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Agreement or the Property, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment. The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. Any fees and costs incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.

5

12.    Additional Escrow Provisions.

(a)Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it hereunder, or with respect to the form or execution of same; or the identity, authority, or rights of any person executing or depositing the same. Funds in escrow shall not be assignable in whole or in part by any party and shall not be pledged, mortgaged, or hypothecated.
(b)The parties hereto further agree that Escrow Agent assumes no liability for and is expressly released from any claim or claims whatsoever in connection with the receiving, retaining and delivering of the above papers and funds except to account for payment and/or delivery made thereon, and also except for any claim arising out of its own gross negligence or willful misconduct. In the event of any dispute between the parties hereto, or in the event any proceedings for resolution of any dispute between the parties hereto with respect to the disposition of any funds or instruments held by Escrow Agent are not begun and diligently continued, Escrow Agent may, but is not required to, retain counsel and bring an appropriate action or proceeding for leave to deposit such funds and/or instruments with a court of competent jurisdiction pending resolution of such dispute. Escrow Agent shall be reimbursed by the parties hereto for all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by Escrow Agent in connection with any such action or proceeding. Upon delivery of such funds and/or instruments to a court of competent jurisdiction as provided above, Escrow Agent shall have no further liability hereunder. If threatened with litigation, Escrow Agent is hereby authorized by the parties to interplead all interested parties in any court of competent jurisdiction and to deposit such funds and instruments with said court, and thereupon Escrow Agent shall be fully relieved and discharged of any further responsibility under this Agreement. The undersigned jointly and severally agree to indemnify and hold harmless Escrow Agent from all loss, costs or damages incurred, including but not limited to reasonable attorneys' fees, by reason of this Agreement or the subject matter hereof or any cause of action which may be filed in connection therewith and to pay Escrow Agent, upon demand all such costs, fees and expenses so incurred.
(c)Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct, and Escrow Agent shall have no duties to anyone except those signing this instrument.
(d)Escrow Agent may consult with legal counsel in the event of any dispute or questions as to the construction of the foregoing instructions, or Escrow Agent's duties hereunder, and Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.
(e)Escrow Agent assumes no liability and the parties hereto consent and agree that Escrow Agent shall have no liability for any defalcation, insolvency, receivership or any bank in which the funds held hereunder are deposited; nor shall Escrow

6

Agent have any liability due to any of the parties other than Escrow Agent filing for bankruptcy or the consequences or effect of such a bankruptcy on the funds and/or documents deposited hereunder.

[Signature pages follow]

7

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date written above.

SELLER:
213 W INSTITUTE OWNER LLC, a Delaware limited liability company

By:	___________________________
Name:
Title:

218-224 W CHICAGO OWNER LLC, a Delaware
limited liability company

By:	___________________________
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Holdback Escrow Agreement]

______________________________,
a Delaware limited liability company

By:	___________________________
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Holdback Escrow Agreement]

ESCROW AGENT
COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:	___________________________________

Name:	___________________________________

Title:	___________________________________

[Signature Page to Holdback Escrow Agreement]

EXHIBIT R

INDEMNITY AGREEMENT

[See attached]

EXHIBIT R, Page 1

INDEMNITY AGREEMENT
This Indemnity Agreement (this “Indemnity”) is made as of the __ day of __________, 2017, by Alcion Real Estate Partners Master Fund III, L.P., a Delaware limited partnership and Alcion Real Estate Partners Strategic Fund, III, L.P., a Delaware limited partnership (jointly and severally, “Indemnitor”), to and for the benefit of ________________________________, a Delaware limited liability company (“Indemnitee”).
R E C I T A L S:
A.213 W Institute Owner LLC, a Delaware limited liability company (“Institute Owner”) and 218-224 W Chicago Owner LLC, a Delaware limited liability company (“Chicago Owner” and, collectively with Institute Owner, “Seller”) and KBS Capital Advisors LLC, a Delaware limited liability company (“Original Purchaser”), are parties to that certain Purchase and Sale Agreement dated as of August __, 2017, as the same was assigned by Original Purchaser to Indemnitee pursuant to that certain Assignment and Assumption of Purchase and Sale Agreement dated August __, 2017 (collectively, as the same may be amended and assigned, the “Purchase Agreement”). All initially capitalized terms used herein and not otherwise expressly defined herein shall have the meanings given to such terms in the Purchase Agreement.
B.Indemnitor is an affiliate of Seller and will derive substantial benefit from Indemnitee’s acquiring the Property from Seller.
NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor agrees as follows:
1.Recitals and Definitions. The recitals set forth above are true and correct and are hereby incorporated by reference.
2.Indemnification. The Indemnitor indemnifies, defends (with counsel reasonably approved by Indemnitee) protects, and holds the Indemnitee, and the Indemnitee’s officers, trustees, directors, shareholders, employees, members, partners, property manager and investment adviser as well as the officers, trustees, directors, shareholders and employees of the partners or members of Indemnitee’s partners or members and of the partners or members of such partners or members (individually, an “Indemnified Party” and collectively, the Indemnified Parties”) harmless from and against any and all Indemnified Losses (as defined below). For purposes hereof, “Indemnified Losses” shall mean all damages, claims, liabilities, judgments, expenses and costs actually incurred by Indemnitee (including, without limitation, reasonable attorneys' fees and unpaid taxes, interest and penalties) to the extent arising out of or in connection with the failure of Seller to comply with, pay or perform any of its covenants, agreements and obligations under Section 6.2(n) of the Purchase Agreement.
3.    Demand; Interest on Unpaid Sums. To the extent that Indemnitee incurs any Indemnified Losses, Indemnitee shall deliver to the Indemnitor reasonably satisfactory written evidence of such Indemnified Losses and Indemnitor shall pay to Indemnitee all such Indemnified Losses within ten (10) business days following receipt of such written notice (the “Due Date”). If such Indemnified Losses are not paid by Indemnitor to Indemnitee by the Due Date, the Indemnified Losses shall accrue interest thereon at a rate equal to the lesser of 12% per annum or the maximum rate allowed by law (the “Default Interest Rate”) from the Due Date until the date of payment.

1

4.Present, Unconditional and Irrevocable Indemnity. The Indemnitor acknowledges that its obligations hereunder are present, absolute, unconditional and irrevocable, irrespective of:
(a)the enforceability of the Indemnified Losses or any document or instrument evidencing all or any part of the Indemnified Losses;
(b)Indemnitee’s delay or failure for any reason whatsoever to collect the Indemnified Losses from Seller or Indemnitee’s delay or failure to take any other action to enforce the same;
(c)Indemnitee’s waiver of or consent with respect to any provision of any instrument or document evidencing the Indemnified Losses or any part thereof, or any other agreement now or hereafter executed by Seller and delivered to Indemnitee on account of the Indemnified Losses;
(d)Indemnitee’s failure to take any steps to perfect, maintain or enforce its liens, security interest or mortgage in, or to preserve its rights to or concerning, any security or collateral for the Indemnified Losses; or
(e)any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.
5.Representations and Warranties. Indemnitor hereby represents and warrants to the Indemnitee as follows:
(a)Organization; Authorization. Indemnitor is duly organized, validly existing and in good standing under the laws of the state of its formation, and duly qualified and in good standing under the laws of each other state in which its activities require that it be qualified. Indemnitor authorized to execute this Indemnity and fulfill all of its obligations hereunder;
(b)Execution Not A Violation. To Indemnitor’s knowledge, the execution, delivery and performance by the Indemnitor of this Indemnity will not violate any presently existing (i) law, (ii) regulation, or (iii) order, writ, injunction or decree of any court or governmental instrumentality binding upon Indemnitor, or result in any default by Indemnitor under any other document or agreement that is binding upon it;
(c)Enforceability. Each obligation under this Indemnity is valid, legally binding and enforceable against Indemnitor in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency and other similar laws limiting the enforcement of creditor’s rights generally, and general principals of equity;
(d)Review of Indemnity and Other Documents. Indemnitor has reviewed with the benefit of its legal counsel the terms of this Indemnity, the Purchase Agreement and all documents to which this Indemnity pertains;
(e)Financial Benefit to Indemnitor. Indemnitor is deriving a material financial benefit from the transactions contemplated by the Purchase Agreement;
(f)No Existing Defaults and No Litigation. To Indemnitor’s knowledge, Indemnitor is not in default under any agreement, the effect of which could materially adversely affect ligations under this Indemnity. There are no actions, suits or proceedings

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pending or, to the best of its knowledge, threatened in writing against Indemnitor before any court or any other governmental authority of any kind which could materially adversely affect performance of its obligations under this Indemnity; and
(g)Solvency. Indemnitor (i) is solvent on the date hereof and will not become insolvent as a result of the obligations incurred under this Indemnity; (ii) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the property of Indemnitor is an unreasonably small amount of capital; and (iii) has not intended to incur and does not believe that it is incurring, obligations that would be beyond Indemnitor’s ability to pay as such obligations mature.
6.Covenants. The Indemnitor covenants and agrees as follows:
(a)Rescinded, Avoided or Returned Payments. If at any time any part of any payment (or other transfer of any property) previously applied by the Indemnitee to any of the Indemnified Losses or otherwise received by the Indemnitee is rescinded, avoided or returned by the Indemnitee for any reason, including the insolvency, bankruptcy or reorganization of Seller, Indemnitor or any other party, such Indemnified Losses shall be deemed to have continued in existence to the extent that such payment or other transfer is rescinded, avoided or returned, and this Indemnity shall be reinstated as to such Indemnified Losses as though such prior application or transfer by the Indemnitee had not been made or otherwise taken into account. The provisions of this Section 6(a) shall survive the payment and satisfaction of either or both of the Indemnified Losses and this Indemnity as well as the delivery of any instruments of release, satisfaction or termination that may be delivered in connection with this Indemnity.
(b)Certain Permitted Actions of the Indemnitee. Upon written notice to the Indemnitor, the Indemnitee may from time to time, in its sole discretion, take any of the following actions without in any way affecting the obligations of Indemnitor: (i) obtain the primary or secondary obligation of any additional obligor or obligors with respect to any of the Indemnified Losses; (ii) extend, modify, subordinate, or exchange any of the Indemnified Losses; (iii) alter the manner or place of payment of the Indemnified Losses; (iv) enforce this Indemnity against Indemnitor for payment of any of the Indemnified Losses, whether or not the Indemnitee shall have (1) proceeded against Seller or any other party primarily or secondarily obligated with respect to any of the Indemnified Losses or (2) resorted to or exhausted any other remedy or any other security or collateral; and (v) enforce any other rights under the Purchase Agreement.
(c)Indemnitee’s Option to Release Seller. Upon notice to the Indemnitor, the Indemnitee may from time to time in its sole discretion release Seller from any of the Indemnified Losses without in any way releasing or affecting the liability of Indemnitor hereunder.
(d)Certain Events Not Affecting Obligations of Indemnitor. The obligations of the Indemnitor hereunder shall not be affected by any of the following: (i) the release or discharge of Seller in any creditors’, receivership, bankruptcy, reorganization, insolvency, or other proceeding;(ii) the rejection or disaffirmance in any such proceeding of any of the Indemnified Losses; (iii) the impairment or modification of any of the Indemnified Losses, or of any remedy for the enforcement thereof, or of the estate of Seller in bankruptcy, resulting from any present or future federal or state bankruptcy law or any other law of any kind or from the decision or order of any court or other governmental authority; (iv) any disability or defense of Seller; (v) the cessation of the liability of Seller for any cause whatsoever; or (vi) any disability or defense of any kind now Indemnnitor with respect to any provision of this Indemnity.

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(e)    No Obligation of Indemnitee Regarding Security Interest. The Indemnitee shall have no obligation to obtain, perfect or retain a security interest in any property to secure any of the Indemnified Losses or this Indemnity, or to protect or insure any such property.
7.    Event of Default. Each of the following shall constitute an event of default (an “Event of Default”) under this Indemnity:
(a)    Nonpayment. The failure of the Indemnitor to pay any Indemnified Losses by the Due Date in accordance with the provisions of Section 3 hereof.
(b)    Other Breaches. The failure by Indemnitor to perform and observe all of the covenants, obligations, agreements and undertakings set forth in this Indemnity within thirty (30) days following written notice thereof from Indemnitee or, if such failure cannot with due diligence be cured within thirty (30) days, such longer period, not to exceed sixty (60) days in all from and after the giving of such written notice, as may be necessary to cure the same with due diligence, provided the Indemnitor commences to cure within such thirty (30) days and proceed diligently thereafter to cure the same.
8.    Relation to Purchase Agreement.
(a)    Independent Actions. This Indemnity is given solely to protect Indemnitee in accordance with the provisions of Section 6.2(n) of the Purchase Agreement and not as additional security for, the representations, warranties and agreements of Seller under the Purchase Agreement (the “Transaction Obligations”). Accordingly, this Indemnity shall not be measured or affected by any amounts or obligations at any time owing under the Purchase Agreement or the sufficiency or insufficiency of any collateral given to Indemnitee to secure the validity, repayment or performance of the Transaction Obligations. A separate action or actions may be brought and prosecuted against Indemnitor hereunder, whether or not an action is brought against Seller under the Purchase Agreement. The provisions of this Section 8(a) shall not in any manner limit the provisions of Section 9 hereof.
(b)    No Exculpation. No exculpation, “non-recourse”, “limited recourse” or other language contained in the Purchase Agreement or any other document shall in any manner prevent or limit the Indemnitee from enforcing this Indemnity against Indemnitor.
9.    Waivers. Indemnitor hereby expressly waives:
(a)Notices. Notice of the acceptance by the Indemnitee of this Indemnity, notice of the existence, creation or non-payment of any of the Indemnified Losses, presentment, demand, notice of dishonor, protest, notice of protest, notice of acceleration, notice of intent to accelerate, under this Indemnity and all other notices except any specifically required by this Indemnity;
(b)Disclosures About Seller. Any obligation the Indemnitee may have to disclose to Indemnitor any facts the Indemnitee now or hereafter may know or have reasonably available to it regarding the Seller or its financial condition, whether or not the Indemnitee has a reasonable opportunity to communicate such facts or has reason to believe that any such facts are unknown to Indemnitor or materially increase the risk to Indemnitor beyond the risk Indemnitor intends to assume hereunder. Indemnitor shall be fully responsible for keeping informed of the financial condition of the Seller and of all other circumstances bearing on the risk of non-payment or non-performance of the Indemnified Losses;

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(c)Diligence in Collection. All diligence in collection of any of the Indemnified Losses, any obligation hereunder, or any guaranty or other security for any of the foregoing;
(d)Benefit of Certain Laws. The benefit of all appraisement, valuation, marshalling, forbearance, stay, extension, redemption, homestead, exemption and moratorium laws now or hereafter in effect;
(e)Certain Defenses. Any defense based on the incapacity, lack of authority, death or disability of any other person or entity or the failure of the Indemnitee to file or enforce a claim against the estate of any other person or entity in any administrative, bankruptcy or other proceeding;
(f)Election of Remedies Defense. Any defense based on an election of remedies by the Indemnitee, whether or not such election may affect in any way the recourse, subrogation or other rights of Indemnitor against the Seller or any other person in connection with the Indemnified Losses;
(g)Defenses Relating to Statute of Limitations. Any defense based on the statute of limitations in any action hereunder or in any action for the collection of the Indemnified Losses or the performance of any other obligation hereby indemnified;
(h)Defenses Relating to Indemnitor’s Obligations. Any defense based on any claim that Indemnitor’s obligations exceed or are more burdensome than those of Seller;
(i)Defenses Relating to Actions by Indemnitee. Any defense based on any action taken or omitted by Indemnitee in any bankruptcy or insolvency proceeding (“Bankruptcy Proceeding”), including any election to have Indemnitee’s claim allowed as being secured, partially secured or unsecured, any extension of credit by Indemnitee to Seller in any Bankruptcy Proceeding, and the taking and holding by Indemnitee of any security for any such extension of credit;
(j)Other Defenses. Any defense which arises out of any of the events described in Section 6(d) hereof;
(k)Rights to Require Indemnitee to Proceed. Any right Indemnitor may have to require Indemnitee to proceed against Seller, proceed against or exhaust any security held by Indemnitee, or pursue any other remedy in Indemnitee’s power to pursue which Indemnitor cannot pursue and which would lighten Indemnitor’s burden; and
(l)Rights of Subrogation, Contribution, Etc. Any rights arising because of Indemnitor’s payment of any of the Indemnified Losses, (a) against Seller, by way of subrogation of the rights of the Indemnitee or otherwise, or (b) any other party obligated to pay any of the Indemnified Losses, by way of contribution or reimbursement or otherwise.
10.    Survival. All of the terms, covenants and obligations of this Indemnity shall survive the Indemnitee’s (or its designee’s) enforcement of any of the other rights and remedies under the Purchase Agreement. Notwithstanding anything to the contrary in this Indemnity, the obligations and liabilities of Indemnitor under this Indemnity shall expire and be null and void upon delivery to Indemnitee of release letters or certificates disclosing no amounts claimed due to the DOR under the Bulk Sales Provisions in accordance with Section 6.2(n) of the Purchase Agreement.

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11.Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.
12.Captions; Gender. Captions contained in this Indemnity in no way define, limit or extend the scope or intent of their respective provisions. Use of the masculine, feminine or neuter gender and of singular and plural shall not be given the effect of any exclusion or limitation herein.
13.Including Means Without Limitation. The use in this Indemnity of the term “including”, and related terms such as “include”, shall in all cases mean “including without limitation”.
14.Notices. Any notice, election, communication, request, approval or other document or demand required or permitted under this Indemnity shall be in writing and shall be deemed delivered on the earlier of (a) actual receipt, (b) the next business day after the date when sent by Federal Express or another recognized overnight courier, or (c) the second business day after the date when sent by registered or certified mail, postage prepaid, each addressed to Indemnitor or Indemnitee as the case may be at the following locations:
To Indemnitor, as follows:
Alcion Real Estate Partners Master Fund III, L.P. Alcion Real Estate Partners Strategic Fund, III, L.P. One Post Office Square, Suite 3150
Boston, Massachusetts 02109
Attention: Eugene DelFavero and Kristopher Galletta Telephone #: (617) 603-1040; (617) 603-1004
E-mail Address: gdelfavero@alcionventures.com; kgalletta@alcionventures.com

With a copy to:

Goodwin Procter LLP 100 Northern Avenue
Boston, MA 02210
Attention: Kristen P. Tassone, Esq. Telephone #: (617) 570-8161
Email Address: ktassone@goodwinlaw.com
To Indemnitee, as follows:
___________________
___________________
___________________
Attention: ___________
Telephone: (__) ___ -____ Facsimile: (__) ___-____

with a copy to:
___________________
___________________

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___________________
Attention: ___________
Telephone: (__) ___ -____ Facsimile: (__) ___-____
and to:
___________________
___________________
Attention: ___________
Telephone: (__) ___ -____ Facsimile: (__) ___-____
Any party may, from time to time, change the address at which such written notices or elections, communications, requests or other documents or demands are to be mailed, by giving the other parties written notice of such change, addressed in the manner hereinabove provided.

15.Entire Agreement. This Indemnity constitutes the entire agreement of the Indemnitor for the benefit of the Indemnitee and supersedes any prior agreements with respect to the subject matter hereof.

16.No Modification Without Writing. This Indemnity may not be terminated or modified in any way nor can any right of the Indemnitee or any obligation of Indemnitor be waived or modified, except by a writing signed by the Indemnitee and Indemnitor.

17.Severability. Each provision of this Indemnity shall be interpreted so as to be effective and valid under applicable law, but if any provision of this Indemnity shall in any respect be ineffective or invalid under such law, such ineffectiveness or invalidity shall not affect the remainder of such provision or the remaining provisions of this Indemnity.

18.Cumulative. The obligations of Indemnitor hereunder are in addition to any other obligations it may now or hereafter have to the Indemnitee, and shall not be affected in any way by the delivery to the Indemnitee by Indemnitor or any other indemnitor of any other indemnity, or any combination thereof. All rights and remedies of the Indemnitee and all obligations of the Indemnitor under this Indemnity are cumulative. In addition, the Indemnitee shall have all rights and remedies available to it in law or equity for the enforcement of this Indemnity.

19.Joint and Several. The obligations of Indemnitor arising hereunder shall be jointly and severally binding on each of the undersigned.

20.Governing Law; Consent to Jurisdiction. This Indemnity shall be governed by, and construed in accordance with, the substantive law of the State of Illinois without regard to the application of choice of law principles. Indemnitor hereby consents to the jurisdiction of any state or federal court located within Illinois in any suit, action or proceeding brought under or arising out of this Indemnity (and further agree not to assert or claim that such venue is inconvenient or otherwise inappropriate or unsuitable).

21.WAIVER OF JURY TRIAL. INDEMNITOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS THAT INDEMNITOR MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN

7

CONNECTION ITH ANY OTHER STATEMENTS OR ACTIONS OF INDEMNITEE OR THE
INDEMNITOR.
22.Enforcement on Behalf of Indemnified Parties. The Indemnitee shall have the right to enforce the terms and provisions of this Indemnity by and on behalf of itself and the Indemnified Parties.

23.Counterparts. This Indemnity may be executed in any number of counterparts and by each of the undersigned on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts put together shall constitute but one and the same Indemnity.

24.Successors and Assigns. Indemnitor may not transfer or assign any of its rights or obligations under this Indemnity without the prior written consent of Indemnitee. Subject to the foregoing and the provisions of Section 10 hereof, this Indemnity shall be continuing, irrevocable and binding on Indemnitor and its respective heirs, trustees, personal representatives, successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s successors and assigns, including to any transferee of Indemnitee’s interest in the Purchase Agreement

25.Enforcement. In the event a dispute arises concerning the performance of this Indemnity, the prevailing party in such dispute shall be awarded all reasonable costs and expenses (including reasonable attorneys’ fees) actually incurred by the prevailing party in enforcing, defending or establishing its rights hereunder.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Indemnity as of the date and year first above written.
“INDEMNITOR”
ALCION REAL ESTATE PARTNERS MASTER
FUND III, L.P., a Delaware limited partnership

By:	Alcion Capital Master Fund GP III, LLC, a Delaware limited liability company, its general partner

By:	______________________

Name:	____________________

Title:	Authorized Signatory
ALCION REAL ESTATE PARTNERS STRATEGIC
PARALLEL FUND III, L.P., a Delaware limited partnership

By:	Alcion Capital Strategic III, LLC, a Delaware limited liability company, its general partner

By:	______________________

Name:	____________________

Title:	Authorized Signatory

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EXHIBIT S

OUTSTANDING VIOLATIONS

[See attached]

EXHIBIT S, Page 1

Open Violations for 213 - 213 W INSTITUTE PL

#	Address	App.Type	Insp.Type	Viol. Date	Violation Desription	Handwritten note
1	213 W INSTITUTE PL	BLDG_LEG	IR_LEGACY	04/13/1994	IR0000: SEND EX. METAL LETTER Employ licensed architect or registered structural engineer to prepare written report showing structural condition of exposed metal structure and support. (13-96-830, 13-96-840, 13-96-860)	PAINTED EXTERIOR METAL
2	213 W INSTITUTE PL	BLDG_LEG	IR_LEGACY	04/13/1994	IR0069: PLUM WATER TANK Repair or replace roof water tank out of plum in dangerous and hazardous condition. (13-96-860)	REMOVED STRUCTURE
3	213 W INSTITUTE PL	CN_COMPL	CN_COMPL	03/09/2006	CN061024: SUBMIT 2 COPY STRUCTURAL RPT Failed to maintain building or structure in a structurally safe and stable condition. The Building Commissioner requests submission of two (2) copies of a structural condition report prepared, signed and sealed by an Illinois licensed Architect or Structural Engineer, attesting to the structural conditions of the building or structure. (13-196-030) File reports as required by Exterior Wall Ordinance. In 2001 a partial critical exam was filed only for the north elevation. Last report filed was the 2002 short form. Remainder of critical examination was due no later than December 1, 2003 and has not been filed as of March 9, 2006. Must file critical examination to bring building up to date.	PERFORMED CRITICAL INSPECTION
4	213 W INSTITUTE PL	CN_COMPL	CN_COMPL	06/20/2006	CN061000: LIFE SAFETY EVALUATION PLAN Failed to file Life Safety Evaluation Plan with the Department of Buildings and the Fire Department. (Sec. 13-196-206) Life safety evaluation due January 1, 2006 has not been submitted as of June 20, 2006 call Jose Aparicio 312-743-7266.	INSTALLE NEW LIFE SAFETY PANEL & DEVICES
5	213 W INSTITUTE PL	EL_COMPL	EL_COMPL	03/15/2007	EL0026: SYSTEM II Install system II emergency lighting. (18-27-700.6, 18-27-700.21) through out building	INSTALLED BUILDING BACK-UP GENERATOR
6	213 W INSTITUTE PL	EV_MOVERS	PERMIT	05/23/2017	EV1110: MAINTAIN OR REPAIR ELECT ELEVA Failed to maintain electric elevator equipment provided at premises in safe and sound working condition. (13-196-590, 13-196-630(b), 18-30-001) Adj. all hatch doors for proper clearence and replace cable with chain on 1st flr rear door	REPLACED FREIGHT ELEVATOR
	213 W INSTITUTE PL	EV_MOVERS	PERMIT	05/23/2017	EV1110: MAINTAIN OR REPAIR ELECT ELEVA Failed to maintain electric elevator equipment provided at premises in safe and sound working condition. (13-196-590, 13-196-630(b), 18-30-001) Remove all fire hazards from hoistway area	
	213 W INSTITUTE PL	EV_MOVERS	PERMIT	05/23/2017	EV1110: MAINTAIN OR REPAIR ELECT ELEVA Failed to maintain electric elevator equipment provided at premises in safe and sound working condition. (13-196-590, 13-196-630(b), 18-30-001) 2 hr fire rated mach. rm repair and fire proof floor install cable guards fall hazard mach rm	
	213 W INSTITUTE PL	EV_MOVERS	PERMIT	05/23/2017	EV1110: MAINTAIN OR REPAIR ELECT ELEVA Failed to maintain electric elevator equipment provided at premises in safe and sound working condition. (13-196-590, 13-196-630(b), 18-30-001) Reinforce sills both entrances	
	213 W INSTITUTE PL	EV_MOVERS	PERMIT	05/23/2017	EV1110: MAINTAIN OR REPAIR ELECT ELEVA Failed to maintain electric elevator equipment provided at premises in safe and sound working condition. (13-196-590, 13-196-630(b), 18-30-001) Install toe guards both entrances on elevator	
	213 W INSTITUTE PL	EV_MOVERS	PERMIT	05/23/2017	EV1110: MAINTAIN OR REPAIR ELECT ELEVA Failed to maintain electric elevator equipment provided at premises in safe and sound working condition. (13-196-590, 13-196-630(b), 18-30-001) Fireproof underside of platform	
	213 W INSTITUTE PL	EV_MOVERS	PERMIT	05/23/2017	EV1110: MAINTAIN OR REPAIR ELECT ELEVA Failed to maintain electric elevator equipment provided at premises in safe and sound working condition. (13-196-590, 13-196-630(b), 18-30-001) Remove water from pit area	
	213 W INSTITUTE PL	EV_MOVERS	PERMIT	05/23/2017	EV1110: MAINTAIN OR REPAIR ELECT ELEVA Failed to maintain electric elevator equipment provided at premises in safe and sound working condition. (13-196-590, 13-196-630(b), 18-30-001) Facia pit area And check for proper running clearence	

Total records: 13

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Date
Violations
Description
Insp
05/23/2017
EV1110
MAINTAIN OR REPAIR ELECT ELEVA
1227
05/23/2017
EV1110
MAINTAIN OR REPAIR ELECT ELEVA
1227
05/23/2017
EV1110
MAINTAIN OR REPAIR ELECT ELEVA
1227
05/23/2017
EV1110
MAINTAIN OR REPAIR ELECT ELEVA
1227
05/23/2017
EV1110
MAINTAIN OR REPAIR ELECT ELEVA
1227
05/23/2017
EV1110
MAINTAIN OR REPAIR ELECT ELEVA
1227
05/23/2017
EV1110
MAINTAIN OR REPAIR ELECT ELEVA
1227
05/23/2017
EV1110
MAINTAIN OR REPAIR ELECT ELEVA
1227
05/23/2017
EV1110
MAINTAIN OR REPAIR ELECT ELEVA
1227
05/23/2017
EV1110
MAINTAIN OR REPAIR ELECT ELEVA
1227
Open Violations
Closed Violations